                                                                  EXECUTION COPY












                          AGREEMENT AND PLAN OF MERGER

                                      among


                        Kansas City Power & Light Company

                                       and


                              UtiliCorp United Inc.


                                       and


                                 KC United Corp.


                          Dated as of January 19, 1996

                                TABLE OF CONTENTS


ARTICLE I      THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .   1

     Section 1.1    Effects of the Merger. . . . . . . . . . . . . . . . . .   1
     Section 1.2    Effective Time of the Merger . . . . . . . . . . . . . .   2


ARTICLE II     TREATMENT OF SHARES . . . . . . . . . . . . . . . . . . . . .   2

     Section 2.1    Effect on Capital Stock of KCPL, UCU and the Company . .   2
     Section 2.2    KCPL Dissenting Shares . . . . . . . . . . . . . . . . .   3
     Section 2.3    Issuance of New Certificates . . . . . . . . . . . . . .   4


ARTICLE III    THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .   6

     Section 3.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . .   6


ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF KCPL. . . . . . . . . . . .   6

     Section 4.1    Organization and Qualification . . . . . . . . . . . . .   6
     Section 4.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . .   7
     Section 4.3    Capitalization . . . . . . . . . . . . . . . . . . . . .   7
     Section 4.4    Authority; Non-Contravention; Statutory Approvals;
                    Compliance . . . . . . . . . . . . . . . . . . . . . . .   8
     Section 4.5    Reports and Financial Statements . . . . . . . . . . . .  10
     Section 4.6    Absence of Certain Changes or Events . . . . . . . . . .  10
     Section 4.7    Litigation . . . . . . . . . . . . . . . . . . . . . . .  11
     Section 4.8    Registration Statement and Proxy Statement . . . . . . .  11
     Section 4.9    Tax matters. . . . . . . . . . . . . . . . . . . . . . .  11
     Section 4.10   Employee Matters; ERISA. . . . . . . . . . . . . . . . .  13
     Section 4.11   Environmental Protection . . . . . . . . . . . . . . . .  15
     Section 4.12   Regulation as a Utility. . . . . . . . . . . . . . . . .  18
     Section 4.13   Vote Required. . . . . . . . . . . . . . . . . . . . . .  18
     Section 4.14   Accounting Matters . . . . . . . . . . . . . . . . . . .  18
     Section 4.15   Article Twelfth of KCPL's Restated Articles of
                    Consolidation. . . . . . . . . . . . . . . . . . . . . .  18
     Section 4.16   Opinion of Financial Advisor . . . . . . . . . . . . . .  19
     Section 4.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.18   KCPL Not a Related Person. . . . . . . . . . . . . . . .  19

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF UCU . . . . . . . . . . . .  19

     Section 5.1    Organization and Qualification . . . . . . . . . . . . .  19
     Section 5.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.3    Capitalization . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.4    Authority; Non-Contravention; Statutory Approvals;
                    Compliance . . . . . . . . . . . . . . . . . . . . . . .  21
     Section 5.5    Reports and Financial Statements . . . . . . . . . . . .  22
     Section 5.6    Absence of Certain Changes or Events . . . . . . . . . .  23
     Section 5.7    Litigation . . . . . . . . . . . . . . . . . . . . . . .  23
     Section 5.8    Registration Statement and Proxy Statement . . . . . . .  23
     Section 5.9    Tax Matters. . . . . . . . . . . . . . . . . . . . . . .  24
     Section 5.10   Employee Matters; ERISA. . . . . . . . . . . . . . . . .  25
     Section 5.11   Environmental Protection . . . . . . . . . . . . . . . .  27
     Section 5.12   Regulation as a Utility. . . . . . . . . . . . . . . . .  29
     Section 5.13   Vote Required. . . . . . . . . . . . . . . . . . . . . .  29
     Section 5.14   Accounting Matters . . . . . . . . . . . . . . . . . . .  29
     Section 5.15   Article Eight of UCU's Certificate of Incorporation. . .  29
     Section 5.16   Opinion of Financial Advisor . . . . . . . . . . . . . .  29
     Section 5.17   Insurance. . . . . . . . . . . . . . . . . . . . . . . .  29
     Section 5.18   UCU Not an Interested Shareholder. . . . . . . . . . . .  29


ARTICLE VI     CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . . .  30

     Section 6.1    Covenants of the Parties . . . . . . . . . . . . . . . .  30


ARTICLE VII    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .  36

     Section 7.1    Access to Information. . . . . . . . . . . . . . . . . .  36
     Section 7.2    Joint Proxy Statement and Registration Statement . . . .  36
     Section 7.3    Regulatory Matters . . . . . . . . . . . . . . . . . . .  37
     Section 7.4    Shareholder Approval . . . . . . . . . . . . . . . . . .  38
     Section 7.5    Directors' and Officers' Indemnification . . . . . . . .  39
     Section 7.6    Public Announcements . . . . . . . . . . . . . . . . . .  40
     Section 7.7    Rule 145 Affiliates. . . . . . . . . . . . . . . . . . .  40
     Section 7.8    Employee Agreements and Workforce Matters. . . . . . . .  40
     Section 7.9    Employee Benefit Plans . . . . . . . . . . . . . . . . .  41
     Section 7.10   Stock Option and Other Stock Plans.. . . . . . . . . . .  42
     Section 7.11   No Solicitations . . . . . . . . . . . . . . . . . . . .  44
     Section 7.12   Company Board of Directors . . . . . . . . . . . . . . .  45
     Section 7.13   Company Officers . . . . . . . . . . . . . . . . . . . .  45
     Section 7.14   Employment Contracts . . . . . . . . . . . . . . . . . .  46
     Section 7.15   Post-Merger Operations.. . . . . . . . . . . . . . . . .  46

     Section 7.16   Expenses . . . . . . . . . . . . . . . . . . . . . . . .  46
     Section 7.17   Further Assurances . . . . . . . . . . . . . . . . . . .  46


ARTICLE VIII   CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  47

     Section 8.1    Conditions to Each Party's Obligation
                    to Effect the Merger . . . . . . . . . . . . . . . . . .  47
     Section 8.2    Conditions to Obligation of UCU to Effect the Merger . .  48
     Section 8.3    Conditions to Obligation of KCPL to Effect the Merger. .  49


ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . .  50

     Section 9.1    Termination. . . . . . . . . . . . . . . . . . . . . . .  50
     Section 9.2    Effect of Termination. . . . . . . . . . . . . . . . . .  52
     Section 9.3    Termination Fee; Expenses. . . . . . . . . . . . . . . .  52
     Section 9.4    Amendment. . . . . . . . . . . . . . . . . . . . . . . .  53
     Section 9.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . .  54


ARTICLE X      GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . .  54

     Section 10.1   Non-Survival; Effect of Representations and Warranties .  54
     Section 10.2   Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  54
     Section 10.3   Notices. . . . . . . . . . . . . . . . . . . . . . . . .  54
     Section 10.4   Miscellaneous. . . . . . . . . . . . . . . . . . . . . .  56
     Section 10.5   Interpretation . . . . . . . . . . . . . . . . . . . . .  56
     Section 10.6   Counterparts; Effect . . . . . . . . . . . . . . . . . .  56
     Section 10.7   Parties' Interest. . . . . . . . . . . . . . . . . . . .  56
     Section 10.8   Waiver of Jury Trial and Certain Damages . . . . . . . .  57
     Section 10.9   Enforcement. . . . . . . . . . . . . . . . . . . . . . .  57


Exhibits

     Exhibit 1.1(c) Amended and Restated Certificate of Incorporation
                    of Company
     Exhibit 1.1(d) By-laws of Company
     Exhibit 7.7    Affiliate Agreement
     Exhibit 7.14.1 A. Drue Jennings Employment Agreement
     Exhibit 7.14.2 Richard C. Green, Jr. Employment Agreement

                            INDEX OF PRINCIPAL TERMS


TERM                                                                        PAGE
----                                                                        ----

1935 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Affiliate Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
Atomic Energy Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Cancelled Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Closing Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Company Incentive Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Company Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Company Replacement Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .42
Company Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Company Stock Awards . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
Company Stock Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
Company Stock Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .36
Constituent Corporations . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
date hereof. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Dissenting Holder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
DLJ. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
FERC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Final Order. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

TERM                                                                        PAGE
----                                                                        ----

Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Indemnified Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Initial Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . .51
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Joint Proxy/Registration Statement . . . . . . . . . . . . . . . . . . . . . .36
KCPL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
KCPL and UCU Stock Benefits. . . . . . . . . . . . . . . . . . . . . . . . . .44
KCPL Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
KCPL Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
KCPL Conversion Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
KCPL Cumulative Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . 7
KCPL Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
KCPL Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .10
KCPL Incentive Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
KCPL Incentive Stock Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .42
KCPL Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
KCPL Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . .10
KCPL Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
KCPL No Par Preferred. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
KCPL Preference Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
KCPL Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
KCPL Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
KCPL Required Statutory Approvals. . . . . . . . . . . . . . . . . . . . . . . 9
KCPL SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
KCPL Shareholders' Approval. . . . . . . . . . . . . . . . . . . . . . . . . .18
KCPL Stock Awards. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
KCPL Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
KCPL Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Merrill Lynch. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
MGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
NRC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
PCBs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

TERM                                                                        PAGE
----                                                                        ----

Power Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Target Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
Task Force . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Tax Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Three Year Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
UCU. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
UCU Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
UCU Class A Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .20
UCU Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
UCU Conversion Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
UCU Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . .19
UCU Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .23
UCU Incentive Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
UCU Incentive Stock Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .42
UCU Joint Venture. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
UCU Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . .23
UCU Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
UCU Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
UCU Required Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
UCU Required Statutory Approvals . . . . . . . . . . . . . . . . . . . . . . .21
UCU SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
UCU Shareholders' Approval . . . . . . . . . . . . . . . . . . . . . . . . . .29
UCU Stock Awards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
UCU Stock Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
UCU Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Voting Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

          AGREEMENT AND PLAN OF MERGER, dated as of January 19, 1996 (referred to herein as the "DATE HEREOF"), by and among Kansas City Power & Light Company, a Missouri corporation ("KCPL"), UtiliCorp United Inc., a Delaware corporation ("UCU"), and KC United Corp., a Delaware corporation (the "COMPANY").

          WHEREAS, KCPL and UCU have determined to engage in a business combination as peer firms in a merger of equals;

          WHEREAS, in furtherance thereof, the respective Boards of Directors of KCPL, UCU and the Company have approved this Agreement and the merger of KCPL and UCU with and into the Company (the "MERGER");

          WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling-of-interests; and

          WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and in effect (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                   THE MERGER

          Section 1.1 EFFECTS OF THE MERGER. At the Effective Time (as defined in Section 1.2), (a) the separate existence of each of KCPL and UCU shall cease and each of KCPL and UCU shall be merged with and into the Company (KCPL, UCU and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and the Company immediately after the Effective Time is sometimes referred to herein as the "SURVIVING CORPORATION"), (b) the separate corporate existence of the Surviving Corporation, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger and the Surviving Corporation shall continue as a Delaware corporation, (c) the Certificate of Incorporation of the Surviving Corporation shall, as of the Effective Time, read in its entirety as set forth in EXHIBIT 1.1(C), subject to modification as set forth in Section 2.1(e), and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended, (d) the by-laws of the Surviving Corporation shall be amended prior to or as of the Effective Time to read in their entirety as set forth in EXHIBIT 1.1(D), and shall be the by-laws of the Surviving Corporation after the Effective Time until duly amended, (e) the name of the Company shall continue to be the name of the Surviving Corporation or shall be such other name as KCPL and UCU shall mutually agree and (f) the Merger shall have all the effects provided by applicable law.

          Section 1.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), articles of merger shall be executed and filed by KCPL, UCU and the Company with the Secretary of State of the State of Missouri pursuant to The General and Business Corporation Law of Missouri (the "MGCL") and a certificate of merger shall be executed and filed by KCPL, UCU and the Company with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL"). The Merger shall become effective at such time as such certificate of merger has been so filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Missouri has issued a certificate of merger (the "EFFECTIVE TIME").


                                   ARTICLE II

                               TREATMENT OF SHARES

          Section 2.1 EFFECT ON CAPITAL STOCK OF KCPL, UCU AND THE COMPANY. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of KCPL, UCU or the Company:

          (a)  CAPITAL STOCK OF KCPL AND UCU.  Subject to Section 2.1(b) and
Section 2.2, (i) each issued and outstanding share of Common Stock, no par value, of KCPL ("KCPL COMMON STOCK"), in each case not owned directly or through a wholly owned Subsidiary (as defined in Section 4.1) by KCPL, UCU or the Company, shall be converted into and become 1.0 (the "KCPL CONVERSION RATIO") fully paid and nonassessable shares of Common Stock, $0.01 par value per share of the Company ("COMPANY COMMON STOCK") and (ii) each issued and outstanding share of Common Stock, $1.00 par value per share, of UCU ("UCU COMMON STOCK"), in each case not owned directly or through a wholly owned Subsidiary by KCPL, UCU or the Company, shall be converted into and become 1.096 (the "UCU CONVERSION RATIO") fully paid and nonassessable shares of Company Common Stock. All such shares of KCPL Common Stock and UCU Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 2.3(b)), formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive shares of Company Common Stock to be issued in consideration therefor upon the surrender of such Certificate in accordance with Section 2.3.

          (b) CANCELLATION OF TREASURY STOCK AND CERTAIN KCPL, UCU AND COMPANY COMMON STOCK. Any shares of (i) KCPL Common Stock that are owned by KCPL as treasury stock or by UCU or by any wholly owned Subsidiary of KCPL or UCU, (ii) UCU Common Stock that are owned by UCU as treasury stock or by KCPL or by any wholly owned Subsidiary of UCU or KCPL and (iii) Company Common Stock that are owned by KCPL, UCU or any wholly owned Subsidiary of KCPL or UCU, in each case, shall be cancelled and retired and shall cease to exist and no stock of the Company or other consideration shall be issued or delivered in exchange therefor. All such shares of KCPL, UCU and Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto.

          (c) REDEMPTION OF KCPL PREFERRED STOCK. Prior to the Effective Time, the Board of Directors of KCPL shall call for redemption all outstanding shares of KCPL Preferred Stock (as defined in Section 4.3), at a redemption price equal to the amount set forth in the Restated Articles of Consolidation of KCPL, together with all dividends accrued and unpaid to the date of such redemption. All shares of KCPL Preferred Stock shall be redeemed so that no such shares shall be deemed to be outstanding at the Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby.

          (d) CONVERSION OF UCU PREFERRED STOCK. Each issued and outstanding share of each series of UCU Preferred Stock (as defined in Section 5.3) shall be converted into the right to receive one fully paid and nonassessable share of a substantially identical corresponding series of preferred stock of the Company with such designations as set forth in EXHIBIT 1.1(C) attached hereto (such shares of preferred stock of the Company being referred to as "COMPANY PREFERRED STOCK"). All such shares of UCU Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect to such Certificates, except the right to receive shares of Company Preferred Stock to be issued in consideration therefor upon the surrender of such Certificate in accordance with Section 2.3.

          (e) REDEMPTION OF UCU PREFERRED STOCK. Notwithstanding the provisions of Section 2.1(d), in the event that the Effective Time has not occurred by March 1, 1997 or in the event it becomes apparent that the Effective Time will not occur by March 1, 1997, then the Board of Directors of UCU shall call for all outstanding shares of UCU Preferred Stock to be redeemed prior to or as of the Effective Time at a redemption price equal to the amount set forth in the Certificate of Incorporation of UCU, together with all dividends accrued and unpaid to the date of such redemption. In the event that the UCU Preferred Stock is redeemed prior to or as of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall, at the option of KCPL and UCU, be modified as appropriate to delete language contained therein which relates specifically to the UCU Preferred Stock.

          Section 2.2 KCPL DISSENTING SHARES. Any issued and outstanding shares of KCPL Common Stock held by a person (as defined below) who objects to the Merger and complies with all provisions of the MGCL concerning the right of such person to dissent from the Merger and demands appraisal of such shares ("DISSENTING HOLDER") shall not be converted as described in Section 2.1(a) but shall, from and after the Effective Time, represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the MGCL; PROVIDED, HOWEVER, that shares of KCPL Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal of such shares, in either case pursuant to the MGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive shares of Company Common Stock in accordance with Section 2.1(a), without interest. As used in this Agreement, the term "PERSON" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

          Section 2.3    ISSUANCE OF NEW CERTIFICATES.

          (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, the Company shall deposit, in trust for the benefit of holders of Certificates, with such bank or trust company mutually agreeable to UCU and KCPL (the "EXCHANGE AGENT"), certificates representing shares of Company Common Stock and Company Preferred Stock required to effect the issuances referred to in Section 2.1, together with cash payable in respect of fractional shares pursuant to Section 2.3(d).

          (b) ISSUANCE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of KCPL Common Stock, UCU Common Stock or UCU Preferred Stock (the "CANCELLED SHARES") that were cancelled and became instead the right to receive shares of Company Common Stock or Company Preferred Stock (the "COMPANY SHARES") pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of KCPL and UCU), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate or certificates representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of KCPL or UCU, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Cancelled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock or Company Preferred Stock as contemplated by this Section 2.3.

          (c) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to
Section 2.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

          (d) NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. A holder of KCPL Common Stock or UCU Common Stock who would otherwise have been entitled to a fractional share of Company Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of KCPL Common Stock on the New York Stock Exchange ("NYSE") Composite Tape for the five business days prior to and including the last business day on which KCPL Common Stock was traded on the NYSE, without any interest thereon.

          (e) BOOK ENTRY. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.3(b) may, at the option of the Company, provide for the ability of a holder of one or more Certificates to elect that the Company Shares to be received in exchange for the Cancelled Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such Company Shares be credited to an account established for the holder under the dividend reinvestment and stock purchase plan of the Company.

          (f) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of KCPL and UCU shall be closed and no registration of any transfer of any capital stock of KCPL or UCU shall thereafter be made on the records of KCPL or UCU. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Company Shares, as provided in this
Section 2.3.

          (g) TERMINATION OF EXCHANGE AGENT. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.3 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the

Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company; after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE III

                                   THE CLOSING

          Section 3.1 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Blackwell Sanders Matheny Weary & Lombardi L.C., 2300 Main, Suite 1100, Kansas City, Missouri 64108 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time, date and place as KCPL and UCU shall mutually agree (the "CLOSING DATE").


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF KCPL

          KCPL represents and warrants to UCU as follows:

          Section 4.1    ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 4.1 of the schedule delivered by KCPL on the date hereof (the "KCPL DISCLOSURE SCHEDULE"), KCPL and each of the KCPL Subsidiaries (as defined below) and, to the knowledge of KCPL, each of the KCPL Joint Ventures (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on KCPL and the KCPL Subsidiaries taken as a whole. As used in this Agreement, (a) the term "SUBSIDIARY" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person, and (b) the term "KCPL SUBSIDIARY" shall mean a Subsidiary of KCPL, and (c) the term "KCPL JOINT VENTURE" shall mean each entity identified as such on Section 4.1 of the KCPL Disclosure Schedule.

          Section 4.2 SUBSIDIARIES. Section 4.2 of the KCPL Disclosure Schedule sets forth a list as of the date hereof of (a) all the KCPL Subsidiaries and (b) all other entities in which KCPL has an aggregate equity investment in excess of $25 million. Except as set forth in Section 4.2 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively and none of the KCPL Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act. Except as set forth in
Section 4.2 of the KCPL Disclosure Schedule, all of the issued and outstanding shares of capital stock of each KCPL Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by KCPL free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of KCPL consists of 150,000,000 shares of KCPL Common Stock, without par value, 404,357 shares of Cumulative Preferred Stock, par value $100.00 per share ("KCPL CUMULATIVE PREFERRED"), 1,572,000 shares of Cumulative No Par Preferred Stock, without par value ("KCPL NO PAR PREFERRED"), and 11,000,000 shares of Preference Stock, without par value ("KCPL PREFERENCE STOCK") (KCPL Cumulative Preferred, KCPL No Par Preferred and KCPL Preference Stock hereinafter collectively referred to as the "KCPL PREFERRED STOCK"). At the close of business on December 31, 1995, (i) 61,908,726 shares of KCPL Common Stock were issued, not more than 10,000,000 shares of KCPL Common Stock were reserved for issuance pursuant to KCPL's Long Term Incentive Plan and Employee Savings Plus Plan (401(k) Plan) and Dividend Reinvestment Plan (such Plans, collectively, the "KCPL STOCK PLANS"), (ii) 6,643 shares of KCPL Common Stock were held by KCPL in its treasury or by its wholly owned Subsidiaries,
(iii) 404,357 shares of KCPL Cumulative Preferred were issued and of such issued shares, 3,192 were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iv) 500,000 shares of KCPL No Par Preferred were outstanding and none were held by KCPL or its Subsidiaries in its treasury, (v) no shares of KCPL Preference Stock were outstanding and (vi) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("VOTING DEBT"), were issued or outstanding. All outstanding shares of KCPL Common Stock and KCPL Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

As of the date of this Agreement, except as set forth in Section 4.3 of the KCPL Disclosure Schedule or pursuant to this Agreement and the KCPL Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which KCPL or any material KCPL Subsidiary is a party or by which it is bound obligating KCPL or any material KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of KCPL or any material KCPL Subsidiary or obligating KCPL or any material KCPL Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 4.3 of the KCPL Disclosure Schedule, or other than in connection with the KCPL Stock Plans, after the Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating KCPL or any material KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of KCPL or any material KCPL Subsidiary, or obligating KCPL or any material KCPL Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          Section 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

          (a) AUTHORITY. KCPL has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable KCPL Shareholders' Approval (as defined in Section 4.13) and the applicable KCPL Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by KCPL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KCPL, subject to obtaining the applicable KCPL Shareholders' Approval. This Agreement has been duly and validly executed and delivered by KCPL and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of KCPL enforceable against it in accordance with its terms.

          (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the KCPL Disclosure Schedule, the execution and delivery of this Agreement by KCPL does not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "VIOLATION" with respect to KCPL and such term when used in Article V having a correlative meaning with respect to
UCU) pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, (ii) subject to obtaining the KCPL Required Statutory Approvals and the receipt of the KCPL Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any

Governmental Authority (as defined in Section 4.4(c)) applicable to KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the KCPL Disclosure Schedule (the "KCPL REQUIRED CONSENTS"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a KCPL Material Adverse Effect (as defined in Section 4.6).

          (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "GOVERNMENTAL AUTHORITY") is necessary for the execution and delivery of this Agreement by KCPL or the consummation by KCPL of the transactions contemplated hereby except as described in Section 4.4(c) of the KCPL Disclosure Schedule or the failure of which to obtain would not result in a KCPL Material Adverse Effect (the "KCPL REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such KCPL Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d)  COMPLIANCE.  Except as set forth in Section 4.4(d), Section 4.7,
Section 4.10 or Section 4.11 of the KCPL Disclosure Schedule, or as disclosed in the KCPL SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither KCPL nor any of the KCPL Subsidiaries nor, to the knowledge of KCPL, any KCPL Joint Venture is in violation of, is, to the knowledge of KCPL, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a KCPL Material Adverse Effect. Except as set forth in Section 4.4(d) of the KCPL Disclosure Schedule or in Section 4.11 of the KCPL Disclosure Schedule, or as expressly disclosed in the KCPL SEC Reports, KCPL and the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of KCPL and the KCPL Subsidiaries. Except as set forth in Section 4.4(d) of the KCPL Disclosure Schedule, KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, KCPL Joint Ventures is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by KCPL or any KCPL Subsidiary or, to the knowledge of KCPL, KCPL Joint Venture under (i) its articles of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which KCPL or any KCPL Subsidiary or KCPL Joint Venture is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a KCPL Material Adverse Effect.

          Section 4.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by KCPL and the KCPL Subsidiaries and KCPL Joint Ventures since January 1, 1991 under the Securities Act of 1933, as amended (the "SECURITIES ACT"); the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); the 1935 Act; the Federal Power Act (the "POWER ACT"); the Atomic Energy Act of 1954, as amended (the "ATOMIC ENERGY ACT") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a KCPL Material Adverse Effect. KCPL has made available to UCU a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by KCPL pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1991 (as such documents have since the time of their filing been amended, the "KCPL SEC REPORTS"). As of their respective dates, the KCPL SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of KCPL included in the KCPL SEC Reports (collectively, the "KCPL FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of KCPL as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Articles of Consolidation and by-laws of KCPL, as in effect on the date hereof, are included (or incorporated by reference) in the KCPL SEC Reports.

          Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the KCPL Disclosure Schedule, since December 31, 1994, KCPL and each of the KCPL Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of KCPL and the KCPL Subsidiaries taken as a whole (a "KCPL MATERIAL ADVERSE EFFECT").

          Section 4.7 LITIGATION. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section
4.9 or Section 4.11 of the KCPL Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of KCPL, threatened, nor are there, to the knowledge of KCPL, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, the KCPL Joint Ventures which would have a KCPL Material Adverse Effect, (b) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a KCPL Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, applicable to any of the KCPL Joint Ventures, except for such that would not have a KCPL Material Adverse Effect.

          Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of KCPL for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock and Company Preferred Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form, relating to the meetings of KCPL and UCU shareholders to be held in connection with the Merger (the "PROXY STATEMENT") will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 4.9 TAX MATTERS. "TAXES," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, AD VALOREM, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "TAX RETURN," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes KCPL or any KCPL Subsidiary or UCU or any UCU Subsidiary, as the case may be.

          Except as set forth in Section 4.9 of the KCPL Disclosure Schedule:

          (a) FILING OF TIMELY TAX RETURNS. KCPL and each of the KCPL Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a KCPL Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. KCPL and each of the KCPL Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. KCPL and the KCPL Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the assets of KCPL or any of the KCPL Subsidiaries except liens for Taxes not yet due.

          (e) WITHHOLDING TAXES. KCPL and each of the KCPL Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

          (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither KCPL nor any of the KCPL Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither KCPL nor any of the KCPL Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of KCPL or any of the KCPL Subsidiaries.

          (i) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by KCPL or any of the KCPL Subsidiaries concerning any Tax matter.

          (j) TAX RULINGS. Neither KCPL nor any of the KCPL Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "TAX

RULING," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (k) AVAILABILITY OF TAX RETURNS. KCPL has made available to UCU complete and accurate copies of (i) all federal and state income Tax Returns for open years, and any amendments thereto, filed by KCPL or any of the KCPL Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any taxing authority relating to any Tax Return filed by KCPL or any of the KCPL Subsidiaries and (iii) any Closing Agreements entered into by KCPL or any of the KCPL Subsidiaries with any taxing authority.

          (l) TAX SHARING AGREEMENTS. Neither KCPL nor any KCPL Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

          (m) CODE SECTION 280G. Neither KCPL nor any of the KCPL Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

          (n) LIABILITY FOR OTHERS. None of KCPL or any of the KCPL Subsidiaries has any liability for Taxes of any person other than KCPL and the KCPL Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

          (o) SECTION 341(F). Neither KCPL nor any of the KCPL Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by KCPL or any of the KCPL Subsidiaries.

          Section 4.10   EMPLOYEE MATTERS; ERISA.  Except as set forth in
Section 4.10 of the KCPL Disclosure Schedule:

          (a) BENEFIT PLANS. Section 4.10(a) of the KCPL Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of KCPL and each of the KCPL Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "KCPL BENEFIT PLANS").

          (b) CONTRIBUTIONS. All material contributions and other payments required to be made by KCPL or any of the KCPL Subsidiaries to any KCPL Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the KCPL Financial Statements.

          (c) QUALIFICATION; COMPLIANCE. Each of the KCPL Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to the best knowledge of KCPL, no circumstances exist that are reasonably expected by KCPL to result in the revocation of any such determination. KCPL is in compliance in all material respects with, and each of the KCPL Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each KCPL Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any KCPL Benefit Plan, and which could give rise to liability on the part of KCPL, any KCPL Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to KCPL or would be material to KCPL if it were KCPL's liability.

          (d) LIABILITIES. With respect to the KCPL Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of KCPL, there does not now exist any condition or set of circumstances, that could subject KCPL or any of the KCPL Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which KCPL or any of the KCPL Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

          (e) WELFARE PLANS. None of the KCPL Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

          (f) DOCUMENTS MADE AVAILABLE. KCPL has made available to UCU a true and correct copy of each collective bargaining agreement to which KCPL or any of the KCPL Subsidiaries is a party or under which KCPL or any of the KCPL Subsidiaries has obligations and, with respect to each KCPL Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such KCPL Benefit Plan, and (v) the most recent actuarial report or valuation.

          (g) PAYMENTS RESULTING FROM MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of KCPL or any of the KCPL Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures, to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any KCPL Benefit Plan being established or becoming accelerated, vested or payable.

          (h) LABOR AGREEMENTS. As of the date hereof, neither KCPL nor any of the KCPL Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of KCPL, as of the date hereof, there is no current union representation question involving employees of KCPL or any of the KCPL Subsidiaries, nor does KCPL know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or except to the extent such would not have a KCPL Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against KCPL or any of the KCPL Subsidiaries pending, or to the best knowledge of KCPL, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the best knowledge of KCPL, threatened against or involving KCPL, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of KCPL, threatened in respect of which any director, officer, employee or agent of KCPL or any of the KCPL Subsidiaries is or may be entitled to claim indemnification from KCPL or such KCPL Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the KCPL Disclosure Schedule.

          Section 4.11   ENVIRONMENTAL PROTECTION.

          (a) Except as set forth in Section 4.11 of the KCPL Disclosure Schedule or in the KCPL SEC Reports filed prior to the date hereof:

               (i) COMPLIANCE. KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures is in compliance with all applicable Environmental Laws (as defined in Section 4.11(c)(ii)) except where the failure to so comply would not have a KCPL Material Adverse Effect, and neither KCPL nor any of the KCPL Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures is not in such compliance with applicable Environmental Laws.

     To the best knowledge of KCPL, compliance with all applicable Environmental Laws including, without limitation, all laws relating to the storage, handling, use and disposal of nuclear fuel or wastes, will not require KCPL or any KCPL Subsidiary or, to the knowledge of KCPL, any KCPL Joint Venture to incur costs beyond that currently budgeted in the five KCPL fiscal years beginning with January 1, 1996 that will be reasonably likely to result in a KCPL Material Adverse Effect, including but not limited to the costs of KCPL and KCPL Subsidiary and KCPL Joint Venture pollution control equipment or equipment for the storage, handling, use or disposal of nuclear fuel or wastes, required or known to be required in the future.

               (ii) ENVIRONMENTAL PERMITS. KCPL and each of the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a KCPL Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and KCPL and the KCPL Subsidiaries and, to the knowledge of KCPL, the KCPL Joint Ventures are in material compliance with all terms and conditions of the Environmental Permits.

               (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim (as defined in Section 4.11(c)(i)) which would have a KCPL Material Adverse Effect pending (A) against KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures, (B) to the best knowledge of KCPL, against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which KCPL or any of the KCPL Subsidiaries or, to the knowledge of KCPL, any of the KCPL Joint Ventures owns, leases or manages, in whole or in part.

               (iv) RELEASES. KCPL has no knowledge of any Releases (as defined in Section 4.11(c)(iv)) of any Hazardous Material (as defined in Section 4.11(c)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, or against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a KCPL Material Adverse Effect.

               (v) PREDECESSORS. KCPL has no knowledge, with respect to any predecessor of KCPL or any of the KCPL Subsidiaries or the KCPL Joint Ventures, of any Environmental Claim which would have a KCPL Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a KCPL Material Adverse Effect.

          (b) DISCLOSURE. To KCPL's best knowledge, KCPL has disclosed in writing to UCU all facts which KCPL reasonably believes form the basis of an Environmental Claim which would have a KCPL Material Adverse Effect arising from
(i) the cost of KCPL pollution control equipment currently required or known to be required in the future, (ii) current KCPL remediation costs or KCPL remediation costs known to be required in the future or (iii) any other environmental matter affecting KCPL.

          (c)  DEFINITIONS.  As used in this Agreement:

               (i) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from
     (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by KCPL or any of the KCPL Subsidiaries or KCPL Joint Ventures (for purposes of this Section 4.11) or by UCU or any of the UCU Subsidiaries or UCU Joint Ventures (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) "ENVIRONMENTAL LAWS" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBS"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "HAZARDOUS SUBSTANCES," "HAZARDOUS WASTES," "HAZARDOUS MATERIALS," "EXTREMELY HAZARDOUS WASTES," "RESTRICTED HAZARDOUS WASTES," "TOXIC SUBSTANCES," "TOXIC POLLUTANTS," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which KCPL or any of the KCPL Subsidiaries operates (for purposes of this Section 4.11) or in which UCU or any of the UCU Subsidiaries operates (for purposes of Section 5.11).

                "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 4.12 REGULATION AS A UTILITY. KCPL is regulated as a public utility in the States of Kansas and Missouri and in no other state. Except as set forth in Section 4.12 of the KCPL Disclosure Schedule, neither KCPL nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of KCPL is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 4.13 VOTE REQUIRED. Provided that the KCPL Preferred Stock has been redeemed pursuant to Section 2.1(c), the approval of the Merger by the holders of two-thirds of the voting power entitled to be cast by all holders of KCPL Common Stock (the "KCPL SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of KCPL or any of its Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 4.14 ACCOUNTING MATTERS. Neither KCPL nor, to KCPL's best knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations. As used in this Agreement, the term "AFFILIATE," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          Section 4.15 ARTICLE TWELFTH OF KCPL'S RESTATED ARTICLES OF CONSOLIDATION. The provisions of Article Twelfth of KCPL's Restated Articles of Consolidation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 5.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or to the transactions contemplated hereby.

          Section 4.16 OPINION OF FINANCIAL ADVISOR. KCPL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH"), dated the date hereof, to the effect that, as of the date thereof, the KCPL Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock.

          Section 4.17 INSURANCE. Except as set forth in Section 4.17 of the KCPL Disclosure Schedule, KCPL and each of the KCPL Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by KCPL and the KCPL Subsidiaries during such time period. Except as set forth in
Section 4.17 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of KCPL or any of the KCPL Subsidiaries. The insurance policies of KCPL and each of the KCPL Subsidiaries are valid and enforceable policies in all material respects.

          Section 4.18 KCPL NOT A RELATED PERSON. As of the date hereof, neither KCPL nor, to its reasonable knowledge, any of its Affiliates, is a "Related Person" as such term is defined in Article Eight of UCU's Certificate of Incorporation.


                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF UCU

          UCU represents and warrants to KCPL as follows:

          Section 5.1    ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 5.1 of the schedule delivered by UCU on the date hereof (the "UCU DISCLOSURE SCHEDULE"), UCU and each of the UCU Subsidiaries (as defined below) and, to the knowledge of UCU, each of the UCU Joint Ventures (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on UCU and the UCU Subsidiaries taken as a whole. As used in this Agreement, (a) the term "UCU SUBSIDIARY" shall mean a Subsidiary of UCU, and (b) the term "UCU JOINT VENTURE" shall mean each entity identified as such on Section 5.1 of the UCU Disclosure Schedule.

          Section 5.2 SUBSIDIARIES. Section 5.2 of the UCU Disclosure Schedule sets forth a list as of the date hereof of (a) all the UCU Subsidiaries and (b) all other entities in which UCU has an aggregate equity investment in excess of $25 million. Except as set forth in Section 5.2 of the UCU Disclosure Schedule, neither UCU nor any of the UCU Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively, and none of the UCU Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act. Except as set forth in Section 5.2 of the UCU Disclosure Schedule, all of the issued and outstanding shares of capital stock of each UCU Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by UCU free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 5.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of UCU consists of 100,000,000 shares of UCU Common Stock, par value $1.00 per share, 20,000,000 shares of Class A Common Stock, par value $1.00 per share ("UCU CLASS A COMMON STOCK"), and 10,000,000 shares of Preference Stock, without par value ("UCU PREFERRED STOCK"). At the close of business on December 31, 1995, (i) 45,980,814 shares of UCU Common Stock were issued, not more than 10,000,000 shares of UCU Common Stock were reserved for issuance pursuant to UCU's Employee Stock Purchase Plan, 1986 Stock Incentive Plan, 1992 Employee Non-Qualified Stock Option Plan, Bond Dividend Reinvestment Plan, Non-Employee Director Plan, Dividend Reinvestment and Common Stock Purchase Plan and 401(k) and Employee Stock Contribution Plan (such Plans, collectively, the "UCU STOCK PLANS") and conversion of UCU's Convertible Subordinated Debentures, (ii) 4252 shares of UCU Common Stock were held by UCU in its treasury or by its wholly owned Subsidiaries, (iii) no shares of UCU Class A Common Stock were issued or held by UCU or its Subsidiaries in its treasury, and (iv) 1,000,000 shares of UCU Preferred Stock were issued and of such issued shares, none were held by UCU in its treasury or by its wholly owned Subsidiaries and (v) except for UCU's Convertible Subordinated Debentures, due July 1, 2011, no Voting Debt is issued or outstanding. All outstanding shares of UCU Common Stock and UCU Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement, except as set forth in Section 5.3 of the UCU Disclosure Schedule or pursuant to this Agreement and the UCU Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which UCU or any material UCU Subsidiary is a party or by which it is bound obligating UCU or any material UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of UCU or any material UCU Subsidiary or obligating UCU or any material UCU Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section
5.3 of the UCU Disclosure Schedule, or other than in connection with the UCU Stock Plans, after the Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating UCU or any material UCU Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of UCU or any material UCU

Subsidiary, or obligating UCU or any material UCU Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

          (a) AUTHORITY. UCU has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable UCU Shareholders' Approval (as defined in Section 5.13) and the applicable UCU Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by UCU of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UCU, subject to obtaining the applicable UCU Shareholders' Approval. This Agreement has been duly and validly executed and delivered by UCU and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of UCU enforceable against it in accordance with its terms.

          (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the UCU Disclosure Schedule, the execution and delivery of this Agreement by UCU does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, (ii) subject to obtaining the UCU Required Statutory Approvals and the receipt of the UCU Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to UCU or any of the UCU Subsidiaries or the UCU Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the UCU Disclosure Schedule (the "UCU REQUIRED CONSENTS"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which UCU or any of the UCU Subsidiaries or the UCU Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a UCU Material Adverse Effect (as defined in Section 5.6 ).

          (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by UCU or the consummation by UCU of the transactions contemplated hereby except as described in Section 5.4(c) of the UCU Disclosure Schedule or the failure of which to obtain would not result in a UCU Material Adverse Effect (the "UCU REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such UCU Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d)  COMPLIANCE.  Except as set forth in Section 5.4(d), Section 5.7,
Section 5.10 or Section 5.11 of the UCU Disclosure Schedule, or as disclosed in the UCU SEC Reports (as defined in Section 5.5) filed prior to the date hereof, neither UCU nor any of the UCU Subsidiaries nor, to the knowledge of UCU, any UCU Joint Venture is in violation of, is, to the knowledge of UCU, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a UCU Material Adverse Effect. Except as set forth in Section 5.4(d) of the UCU Disclosure Schedule or in Section 5.11 of the UCU Disclosure Schedule, or as expressly disclosed in the UCU SEC Reports, UCU and the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of UCU and the UCU Subsidiaries. Except as set forth in Section 5.4(d) of the UCU Disclosure Schedule, UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, UCU Joint Ventures is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by UCU or any UCU Subsidiary or, to the knowledge of UCU, UCU Joint Venture under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which UCU or any UCU Subsidiary or UCU Joint Venture is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a UCU Material Adverse Effect.

          Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by UCU and the UCU Subsidiaries and UCU Joint Ventures since January 1, 1991 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a UCU Material Adverse Effect. UCU has made available to KCPL a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by UCU and by Aquila Gas Pipeline Corporation pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1991 (as such documents have since the time of their filing been amended, the "UCU SEC REPORTS"). As of their respective dates, the UCU SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of UCU and Aquila Gas Pipeline Corporation included in the UCU SEC Reports (collectively, the "UCU FINANCIAL STATEMENTS") have been prepared in accordance with

GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of UCU and Aquila Gas Pipeline Corporation as of the dates thereof and the results of their respective operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Certificate of Incorporation and by-laws of UCU and Aquila Gas Pipeline Corporation, as in effect on the date hereof, are included (or incorporated by reference) in the UCU SEC Reports.

          Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the UCU SEC Reports filed prior to the date hereof or as set forth in Section 5.6 of the UCU Disclosure Schedule, since December 31, 1994, UCU and each of the UCU Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of UCU and the UCU Subsidiaries taken as a whole (a "UCU MATERIAL ADVERSE EFFECT").

          Section 5.7 LITIGATION. Except as disclosed in the UCU SEC Reports filed prior to the date hereof or as set forth in Section 5.7, Section 5.9 or
Section 5.11 of the UCU Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of UCU, threatened, nor are there, to the knowledge of UCU, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, the UCU Joint Ventures which would have a UCU Material Adverse Effect, (b) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a UCU Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, applicable to any of the UCU Joint Ventures, except for such that would not have a UCU Material Adverse Effect.

          Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of UCU for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration

Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the UCU Disclosure Schedule:

          (a) FILING OF TIMELY TAX RETURNS. UCU and each of the UCU Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a UCU Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. UCU and each of the UCU Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. UCU and the UCU Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the assets of UCU or any of the UCU Subsidiaries except liens for Taxes not yet due.

          (e) WITHHOLDING TAXES. UCU and each of the UCU Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

          (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither UCU nor any of the UCU Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither UCU nor any of the UCU Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of UCU or any of the UCU Subsidiaries.

          (i) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by UCU or any of the UCU Subsidiaries concerning any Tax matter.

          (j) TAX RULINGS. Neither UCU nor any of the UCU Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

          (k) AVAILABILITY OF TAX RETURNS. UCU has made available to KCPL complete and accurate copies of (i) all federal and state income Tax Returns for open years, and any amendments thereto, filed by UCU or any of the UCU Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any taxing authority relating to any Tax Return filed by UCU or any of the UCU Subsidiaries and (iii) any Closing Agreements entered into by UCU or any of the UCU Subsidiaries with any taxing authority.

          (l) TAX SHARING AGREEMENTS. Neither UCU nor any UCU Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

          (m) CODE SECTION 280G. Neither UCU nor any of the UCU Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

          (n) LIABILITY FOR OTHERS. None of UCU or any of the UCU Subsidiaries has any liability for Taxes of any person other than UCU and the UCU Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.


          (o) SECTION 341(F). Neither UCU nor any of the UCU Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by UCU or any of the UCU Subsidiaries.

          Section 5.10   EMPLOYEE MATTERS; ERISA.  Except as set forth in
Section 5.10 of the UCU Disclosure Schedule:

          (a) BENEFIT PLANS. Section 5.10(a) of the UCU Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of UCU and each of the UCU Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "UCU BENEFIT PLANS").

          (b) CONTRIBUTIONS. All material contributions and other payments required to be made by UCU or any of the UCU Subsidiaries to any UCU Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the UCU Financial Statements.

          (c) QUALIFICATION; COMPLIANCE. Each of the UCU Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of UCU, no circumstances exist that are reasonably expected by UCU to result in the revocation of any such determination. UCU is in compliance in all material respects with, and each of the UCU Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each UCU Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any UCU Benefit Plan, and which could give rise to liability on the part of UCU, any UCU Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to UCU or would be material to UCU if it were UCU's liability.

          (d) LIABILITIES. With respect to the UCU Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of UCU, there does not now exist any condition or set of circumstances, that could subject UCU or any of the UCU Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which UCU or any of the UCU Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

          (e) WELFARE PLANS. None of the UCU Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

          (f) DOCUMENTS MADE AVAILABLE. UCU has made available to KCPL a true and correct copy of each collective bargaining agreement to which UCU or any of the UCU Subsidiaries is a party or under which UCU or any of the UCU Subsidiaries has obligations and, with respect to each UCU Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such UCU Benefit Plan, and (v) the most recent actuarial report or valuation.

          (g) PAYMENTS RESULTING FROM MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of UCU or any of the UCU Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures, to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any UCU Benefit Plan being established or becoming accelerated, vested or payable.

          (h) LABOR AGREEMENTS. As of the date hereof, neither UCU nor any of the UCU Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of UCU, as of the date hereof, there is no current union representation question involving employees of UCU or any of the UCU Subsidiaries, nor does UCU know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the UCU SEC Reports filed prior to the date hereof or except to the extent such would not have a UCU Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against UCU or any of the UCU Subsidiaries pending, or to the best knowledge of UCU, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the best knowledge of UCU, threatened against or involving UCU, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of UCU, threatened in respect of which any director, officer, employee or agent of UCU or any of the UCU Subsidiaries is or may be entitled to claim indemnification from UCU or such UCU Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the UCU Disclosure Schedule.

          Section 5.11   ENVIRONMENTAL PROTECTION.

          (a) Except as set forth in Section 5.11 of the UCU Disclosure Schedule or in the UCU SEC Reports filed prior to the date hereof:

               (i) COMPLIANCE. UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures is in compliance with all applicable Environmental Laws except where the failure to so comply would not have a UCU Material Adverse Effect, and neither UCU nor any of the UCU Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that UCU or any of the UCU Subsidiaries or the UCU Joint Ventures is not in such compliance with applicable Environmental Laws. To the best knowledge of UCU, compliance with all applicable Environmental Laws will not require UCU or any UCU Subsidiary or, to the knowledge of UCU, any UCU Joint Venture to incur costs beyond that currently budgeted in the five UCU fiscal years beginning with January 1, 1996 that will be reasonably likely to result in a UCU Material Adverse Effect, including but not limited to the costs of UCU and UCU Subsidiary and UCU Joint Venture pollution control equipment required or known to be required in the future.

               (ii) ENVIRONMENTAL PERMITS. UCU and each of the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a UCU Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and UCU and the UCU Subsidiaries and, to the knowledge of UCU, the UCU Joint Ventures are in material compliance with all terms and conditions of the Environmental Permits.

               (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim which would have a UCU Material Adverse Effect pending (A) against UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures, (B) to the best knowledge of UCU, against any person or entity whose liability for any Environmental Claim UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which UCU or any of the UCU Subsidiaries or, to the knowledge of UCU, any of the UCU Joint Ventures owns, leases or manages, in whole or in part.

               (iv) RELEASES. UCU has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, or against any person or entity whose liability for any Environmental Claim UCU or any of the UCU Subsidiaries or the UCU Joint Ventures has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a UCU Material Adverse Effect.

               (v) PREDECESSORS. UCU has no knowledge, with respect to any predecessor of UCU or any of the UCU Subsidiaries or the UCU Joint Ventures, of any Environmental Claim which would have a UCU Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a UCU Material Adverse Effect.

          (b) DISCLOSURE. To UCU's best knowledge, UCU has disclosed in writing to KCPL all facts which UCU reasonably believes form the basis of an Environmental Claim which would have a UCU Material Adverse Effect arising from
(i) the cost of UCU pollution control equipment currently required or known to be required in the future, (ii) current UCU remediation costs or UCU remediation costs known to be required in the future or (iii) any other environmental matter affecting UCU.

          Section 5.12 REGULATION AS A UTILITY. UCU is regulated as a public utility in the States of Colorado, Iowa, Kansas, Michigan, Missouri, Minnesota, Nebraska, South Dakota and West Virginia and in no other state. Except as set forth in Section 5.12 of the UCU Disclosure Schedule, neither UCU nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of UCU is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 5.13 VOTE REQUIRED. Provided that the KCPL Preferred Stock has been redeemed pursuant to Section 2.1(c), the approval of the Merger by the holders of a majority of the voting power entitled to be cast by all holders of UCU Common Stock (the "UCU SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of UCU or any of its Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 5.14 ACCOUNTING MATTERS. Neither UCU nor, to UCU's best knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

          Section 5.15 ARTICLE EIGHT OF UCU'S CERTIFICATE OF INCORPORATION. The provisions of Article Eight of UCU's Certificate of Incorporation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or to the transactions contemplated hereby.

          Section 5.16 OPINION OF FINANCIAL ADVISOR. UCU has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated the date hereof, to the effect that, as of the date thereof, the UCU Conversion Ratio is fair from a financial point of view to the holders of UCU Common Stock.

          Section 5.17 INSURANCE. Except as set forth in Section 5.17 of the UCU Disclosure Schedule, UCU and each of the UCU Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by UCU and the UCU Subsidiaries during such time period. Except as set forth in
Section 5.17 of the UCU Disclosure Schedule, neither UCU nor any of the UCU Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of UCU or any of the UCU Subsidiaries. The insurance policies of UCU and each of the UCU Subsidiaries are valid and enforceable policies in all material respects.

          Section 5.18 UCU NOT AN INTERESTED SHAREHOLDER. As of the date hereof, neither UCU nor, to its reasonable knowledge, any of its Affiliates, is an "Interested Shareholder" as such term is defined in Article Twelfth of KCPL's Restated Articles of Consolidation.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

          Section 6.1 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, KCPL and UCU each agree as follows, each as to itself and to each of the KCPL Subsidiaries and the UCU Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical:

          (a) ORDINARY COURSE OF BUSINESS. Each party hereto shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees, provided, however, that nothing shall prohibit either party or any of its Subsidiaries from transferring operations to such party or any of its wholly owned Subsidiaries. Except as set forth in Section 6.1(a) of the KCPL Disclosure Schedule or Section 6.1(a) of the UCU Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its respective Subsidiaries to, enter into a new line of business involving any material investment of assets or resources or any material exposure to liability or loss, in the case of KCPL, to KCPL and the KCPL Subsidiaries taken as a whole, and in the case of UCU, to UCU and the UCU Subsidiaries taken as a whole; provided, however, that notwithstanding the above, a party or any of its respective Subsidiaries may enter into a new line of business to the extent the investment (which shall include the amount of equity invested plus the amount of indebtedness incurred, assumed, or otherwise owed by or with recourse to UCU or KCPL, as the case may be) in a new line of business does not exceed $10 million, individually, and $25 million, in the aggregate, for all such investments during any fiscal year;

          (b) DIVIDENDS. No party shall, nor shall any party permit any of its respective Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned Subsidiaries and other than (A) dividends required to be paid on any UCU Preferred Stock or KCPL Preferred Stock in accordance with the respective terms thereof, (B) regular quarterly dividends on KCPL Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of 105% of the dividends for the comparable period of the prior fiscal year, (C) regular quarterly dividends on UCU Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of 105% of the dividends for the comparable period of the prior fiscal year and (D) dividends by Aquila Gas Pipeline Corporation, UtiliCorp U.K., Inc., UtiliCorp U.K. Limited, West Kootenay Power Ltd., UtiliCorp N.Z., Inc. and any Subsidiaries of such entities, (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the respective terms of any series of KCPL Preferred Stock, or (B) for the purpose of funding employee stock ownership plans in accordance with past practice. Notwithstanding the foregoing, KCPL may redeem the KCPL Preferred Stock pursuant to the provisions of Section 2.1(c), and UCU may redeem the UCU Preferred Stock pursuant to the provisions of Section 2.1(e). The last record date of each of KCPL and UCU on or prior to the Effective Time which relates to a regular quarterly dividend on KCPL Common Stock or UCU Common Stock, as the case may be, shall be the same date and shall be prior to the Effective Time.

          (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1(c) of the KCPL Disclosure Schedule or Section 6.1(c) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) intercompany issuances of capital stock and (ii) issuances (A) in the case of UCU and the UCU Subsidiaries, of up to 2,000,000 shares of UCU Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans and (B) in the case of KCPL and the KCPL Subsidiaries, of up to 2,000,000 shares of KCPL Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this Section 6.1(c), subject to obtaining customary indemnities.

          (d) CHARTER DOCUMENTS. No party shall amend or propose to amend its respective charter, by-laws or regulations, or similar organic documents, except as contemplated herein.

          (e) NO ACQUISITIONS. Except as set forth in Section 6.1(e) of the KCPL Disclosure Schedule or Section 6.1(e) the UCU Disclosure Schedule, other than individual acquisitions by (i) KCPL and the KCPL Subsidiaries the consummation of which would not exceed $25 million of equity invested nor require the approval of the Board of Directors of KCPL, provided, that, the aggregate equity invested in all such acquisitions pursuant to this clause (e) shall not exceed $150 million of equity invested during any fiscal year, or (ii) UCU and the UCU Subsidiaries the consummation of which would not exceed $25 million of equity invested nor require the approval of the Board of Directors of UCU, provided, that, the aggregate equity invested in all such acquisitions pursuant to this clause (e) shall not exceed $150 million of equity invested during any fiscal year, no party shall, nor shall any party permit any of its

Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

          (f) CAPITAL EXPENDITURES. Except as set forth in Section 6.1(f) of the KCPL Disclosure Schedule or Section 6.1(f) of the UCU Disclosure Schedule or as required by law, no party shall, nor shall any party permit any of its Subsidiaries to, make capital expenditures during any fiscal year in excess of 125% of the amount budgeted for such fiscal year by such party for capital expenditures as set forth in Section 6.1(f) of the KCPL Disclosure Schedule or
Section 6.1(f) of the UCU Disclosure Schedule.

          (g) NO DISPOSITIONS. Except as set forth in Section 6.1(g) of the KCPL Disclosure Schedule or 6.1(g) of the UCU Disclosure Schedule, other than dispositions by a party or its Subsidiaries of less than $25 million in sales price and indebtedness assumed by the acquiring party and its Affiliates, singularly or in the aggregate during any fiscal year, no party shall, nor shall any party permit any of its Subsidiaries to, sell or dispose of any of its assets other than dispositions in the ordinary course of its business consistent with past practice.

          (h) INDEBTEDNESS. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its respective Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing other than (i) indebtedness or guarantees or "keep well" or other agreements in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities), (ii) other indebtedness or "keep well" or other agreements not aggregating more than $250 million, (iii) arrangements between such party and its Subsidiaries or among its Subsidiaries, (iv) as set forth in
Section 6.1(h) of the KCPL Disclosure Schedule or Section 6.1(h) of the UCU Disclosure Schedule, (v) in connection with the refunding of existing indebtedness, (vi) in connection with the redemption of the KCPL Preferred Stock as set forth in Section 2.1(c), (vii) in connection with the redemption of the UCU Preferred Stock as set forth in Section 2.1(e) or (viii) as may be necessary in connection with acquisitions permitted by Section 6.1(e) or capital expenditures permitted by Section 6.1(f).

          (i) COMPENSATION, BENEFITS. Except as set forth in Section 6.1(i) of the KCPL Disclosure Schedule or Section 6.1(i) of the UCU Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by such party or any of its Subsidiaries or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Subsidiaries; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

          (j) 1935 ACT. Except as set forth in Section 6.1(j) of the KCPL Disclosure Schedule or Section 6.1(j) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

          (k) ACCOUNTING. Except as set forth in Section 6.1(k) of the KCPL Disclosure Schedule or Section 6.1(k) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l) POOLING. No party shall, nor shall any party permit any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling-of-interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such commercially reasonable actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

          (m) TAX-FREE STATUS. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under
Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

          (n) AFFILIATE TRANSACTIONS. Except as set forth in Section 6.1(n) of the KCPL Disclosure Schedule or Section 6.1(n) of the UCU Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their respective Affiliates (other than wholly owned Subsidiaries) or, in the case of UCU, the UCU Joint Ventures, or, in the case of KCPL, the KCPL Joint Ventures on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third-party on an arm's length basis.

          (o) COOPERATION, NOTIFICATION. Each party shall (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, (iii) promptly advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of KCPL, a KCPL Material Adverse Effect or, in the case of UCU, a UCU Material Adverse Effect and (iv) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.


          (p) RATE MATTERS. Subject to applicable law, each of KCPL and UCU shall, and shall cause its respective Subsidiaries to, discuss with the other any changes in its or its Subsidiaries' rates or the services it provides or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its rates or the services it provides on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

          (q) THIRD-PARTY CONSENTS. KCPL shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all KCPL Required Consents. KCPL shall promptly notify UCU of any failure or prospective failure to obtain any such consents and, if requested by UCU, shall provide copies of all KCPL Required Consents obtained by KCPL to UCU. UCU shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all UCU Required Consents. UCU shall promptly notify KCPL of any failure or prospective failure to obtain any such consents and, if requested by KCPL, shall provide copies of all UCU Required Consents obtained by UCU to KCPL.

          (r) NO BREACH, ETC. No party shall, nor shall any party permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (s) TAX-EXEMPT STATUS. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the qualification of KCPL's or UCU's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b) (4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

          (t) TRANSITION MANAGEMENT. As soon as practicable after the date hereof, the parties shall create a special transition management task force (the "TASK FORCE"), which shall be jointly headed by Turner White and Michael D. Bruhn. The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time, subject to applicable law. Turner White and Michael D. Bruhn will have joint decision-making authority regarding the Task Force.

          (u) CONTRACTS. No party shall, nor shall any party permit any of its respective Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

          (v) INSURANCE. Each party shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Subsidiaries.

          (w) PERMITS. Each party shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of such party or its Subsidiaries.

          (x) TAX MATTERS. Except as set forth in Section 6.1(x) of the KCPL Disclosure Schedule or Section 6.1(x) of the UCU Disclosure Schedule, neither party shall (i) make or rescind any material express or deemed election relating to taxes unless such election will have the effect of minimizing the tax liabilities of KCPL or UCU or any of the their respective Subsidiaries, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where KCPL or UCU has the capacity to make such binding elections, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes unless such settlement or compromise results in (A) a change in taxable income or tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (B) a change in taxable income or tax liability that will not reverse in future periods and is therefore, by its nature, a permanent difference unless the tax liability resulting from the increase is less than $1 million, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1994, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

          (y) DISCHARGE OF LIABILITIES. No party shall, nor shall any party permit any of its respective Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

          Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall provide access to those premises, documents, reports and information described above of Subsidiaries of such party that are not Subsidiaries to the extent such party has or is able to obtain such access. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated November 28, 1995, between KCPL and UCU, as it may be amended from time to time (the "CONFIDENTIALITY AGREEMENT").

          Section 7.2    JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.

          (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "JOINT PROXY/REGISTRATION STATEMENT"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Company Common Stock and Company Preferred Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; PROVIDED, HOWEVER, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where the Company will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Company Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

          (b) LETTER OF KCPL'S ACCOUNTANTS. KCPL shall use best efforts to cause to be delivered to UCU letters of Coopers & Lybrand, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to UCU, in form and substance reasonably satisfactory to UCU and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

          (c) LETTER OF UCU'S ACCOUNTANTS. UCU shall use best efforts to cause to be delivered to KCPL a letter of Arthur Andersen & Co., dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to KCPL, in form and substance reasonably satisfactory to KCPL and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

          (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of KCPL and UCU that (i) KCPL shall have received an opinion from Merrill Lynch, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the KCPL Conversion Ratio is fair from a financial point of view to the holders of KCPL Common Stock and (ii) UCU shall have received an opinion from DLJ, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the UCU Conversion Ratio is fair from a financial point of view to the holders of UCU Common Stock.

          Section 7.3    REGULATORY MATTERS.

          (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies.

          (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the KCPL Required Statutory Approvals and the UCU Required Statutory Approvals.

          Section 7.4    SHAREHOLDER APPROVAL.

          (a)  APPROVAL OF UCU SHAREHOLDERS.  Subject to the provisions of
Section 7.4(c) and Section 7.4(d), UCU shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "UCU MEETING") for the purpose of securing the UCU Shareholders' Approval, (ii) distribute to its shareholders the joint Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Consolidation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with KCPL with respect to each of the foregoing matters.

          (b)  APPROVAL OF KCPL SHAREHOLDERS.  Subject to the provisions of
Section 7.4(c) and Section 7.4(d), KCPL shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "KCPL MEETING") for the purpose of securing the KCPL Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with UCU with respect to each of the foregoing matters.

          (c) MEETING DATE. The UCU Meeting for the purpose of securing the UCU Shareholders' Approval and the KCPL Meeting for the purpose of securing the KCPL Shareholders' Approval shall be held on such date as KCPL and UCU shall mutually determine.

          (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of KCPL to hold the KCPL Meeting that the opinion of Merrill Lynch, referred to in Section 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of UCU to hold the UCU Meeting that the opinion of DLJ, referred to in Section 7.2(d), shall not have been withdrawn.

          Section 7.5    DIRECTORS' AND OFFICERS' INDEMNIFICATION.

          (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any Subsidiary (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "INDEMNIFIED LIABILITIES"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL,
(ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Certificate of Incorporation or by-laws of the Company shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; PROVIDED, HOWEVER, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

          (b) INSURANCE. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and UCU for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that the Company shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by KCPL and UCU for such insurance; and PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Company, for a cost not exceeding such amount.

          (c) SUCCESSORS. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

          (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) BENEFIT. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          Section 7.6 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, KCPL and UCU will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

          Section 7.7 RULE 145 AFFILIATES. Within 30 days after the date of this Agreement, KCPL shall identify in a letter to UCU, and UCU shall identify in a letter to KCPL, all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of KCPL and UCU, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). Each of KCPL and UCU shall use all reasonable efforts to cause such respective affiliates (including any person who may be deemed to have become such an affiliate after the date of the letter referred to in the prior sentence) to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT 7.7 (each, an "AFFILIATE AGREEMENT").

          Section 7.8    EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS.

          (a) CERTAIN EMPLOYEE AGREEMENTS. Subject to Section 7.9, Section 7.10, Section 7.13 and Section 7.14, the Company and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof that apply to any current or former employee or current or former director of the parties hereto; PROVIDED, HOWEVER, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

          (b) WORKFORCE MATTERS. Subject to applicable collective bargaining agreements, for a period of 3 years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, without regard to whether employment was with KCPL or the KCPL Subsidiaries or UCU or the UCU Subsidiaries, and any employee whose employment is terminated or job is eliminated by the Company or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its Subsidiaries. Any workforce reductions carried out following the Effective Time by the Company and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

          Section 7.9    EMPLOYEE BENEFIT PLANS.

          (a) COMPANY PLANS. KCPL and UCU agree to cooperate and agree upon the employee benefits plans and programs to be provided by the Company.

          (b) EFFECT OF THE MERGERS. The consummation of the Merger shall not be treated as a termination of employment for purposes of any UCU Benefit Plan or KCPL Benefit Plan.

          (c) UCU SUPPLEMENTAL CONTRIBUTORY PLAN. The UCU Supplemental Contributory Retirement Plan shall be revised to provide that from and after the Effective Time, the reference to "UCU Common Shares" with respect to the "Company Stock Units," which are one of the deemed investment funds used to measure UCU's obligations under the plan shall instead refer to "Company Common Shares."

          (d) CREDIT FOR PAST SERVICE. Without limitation of the foregoing provisions of this Section 7.9, each participant of any KCPL Benefit Plan or UCU Benefit Plan shall receive credit for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates that replaces a KCPL Benefit Plan or a UCU Benefit Plan, and (ii) benefit accrual under any severance or vacation pay plan, for service credited for the corresponding purpose under such KCPL Benefit Plan or UCU Benefit Plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

          (e) ADOPTION OF COMPANY REPLACEMENT PLANS. With respect to the KCPL annual incentive plan (the "KCPL INCENTIVE PLAN"), the UCU annual and long-term incentive plan (the "UCU INCENTIVE PLAN"), the KCPL long-term incentive plan (the "KCPL INCENTIVE STOCK PLAN") and the UCU stock incentive plan (the "UCU INCENTIVE STOCK PLAN"), the Company and its subsidiaries shall adopt replacement plans as set forth in this Section 7.9(e) (collectively, the "COMPANY REPLACEMENT PLANS"). Subject to shareholder approval thereof by the KCPL shareholders and the UCU shareholders, the Company Replacement Plans shall go into effect at the Effective Time. Upon the consummation of the Merger, no additional obligations shall be incurred under the KCPL Incentive Plan, the UCU Incentive Plan, the KCPL Stock Incentive Plan or the UCU Incentive Stock Plan, except to the extent such obligations are attributable to employment prior to the Effective Time and are consistent with past practice under the applicable plan. The KCPL Incentive Plan and the UCU Incentive Plan shall be replaced (except with respect to obligations incurred or attributable to employment prior to the Effective Time) by a new annual bonus plan (the "COMPANY INCENTIVE PLAN") under which bonuses, based on percentages of base salaries and payable in cash, shares of Company Common Stock or such form as shall be determined by the Compensation Committee of the Board of Directors of the Company (the "COMMITTEE"), are awarded based upon the achievement of performance goals determined in advance by the Committee. With respect to those participants in the Company Incentive Plan who are, or who the Committee determines are likely to be, "covered employees" within the meaning of Section 162(m) of the Code, whose compensation is likely to exceed the amount specified in Code Section 162(m)(i), the performance goals shall be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limitations of Section 162(m) of the Code as performance-based compensation. The KCPL Incentive Stock Plan and the UCU Incentive Stock Plan shall be replaced (except with respect to obligations incurred or attributable to employment prior to the Effective Time) by a stock compensation plan (the "COMPANY STOCK PLAN"). The Company Stock Plan shall provide for the grant of stock options, stock appreciation rights, restricted stock and such other awards based upon the Company Common Stock as the Committee may determine, subject to shareholder approval of the Company Stock Plan. The Company shall reserve an appropriate number of shares for issuance under the Company Stock Plan.


          (f) KCPL AND UCU ACTION. With respect to each of the Company Replacement Plans, each of KCPL and UCU shall take all corporate action necessary or appropriate to obtain the approval of their respective shareholders with respect to such plan prior to the Effective Time.

          Section 7.10   STOCK OPTION AND OTHER STOCK PLANS.

          (a) UCU STOCK OPTIONS. As of the Effective Time, each of the UCU Stock Options which is outstanding as of the Effective Time shall be assumed by the Company and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of Company Common Stock (rounded up to the nearest whole share) equal to the number of shares of UCU Common Stock subject to such option multiplied by the UCU Conversion Ratio, at an exercise price per share of Company Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of UCU Common Stock under such option immediately prior to the Effective Time divided by the UCU Conversion Ratio; PROVIDED, HOWEVER, that in the case of any UCU Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted UCU Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to UCU Stock Options immediately prior to the Effective Time, except that the acceleration of vesting and exercisability as a result of the Merger shall not be given effect. For purposes of such terms and conditions, the Merger shall not be treated as an event which shall affect the period for exercising UCU Stock Options. UCU Stock Options shall not be treated as expiring as of the Effective Time solely due to the fact that UCU shall cease to exist as of the Effective Time.

          (b) KCPL STOCK OPTIONS. As of the Effective Time, each of the KCPL Stock Options which is outstanding as of the Effective Time shall be assumed by the Company and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of Company Common Stock (rounded up to the nearest whole share) equal to the number of shares of KCPL Common Stock subject to such option multiplied by the KCPL Conversion Ratio, at an exercise price per share of Company Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of KCPL Common Stock under such option immediately prior to the Effective Time divided by the KCPL Conversion Ratio; PROVIDED, HOWEVER, that in the case of any KCPL Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted KCPL Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to KCPL Stock Options immediately prior to the Effective Time, except that the acceleration of vesting and exercisability as a result of the Merger shall not be given effect. For purposes of such terms and conditions, the Merger shall not be treated as an event which shall affect the period for exercising KCPL Stock Options. KCPL Stock Options shall not be treated as expiring as of the Effective Time solely due to the fact that KCPL shall cease to exist as of the Effective Time. Any KCPL Stock Option that shall expire as of the Effective Time due to the automatic exercise of a Limited Stock Appreciation Right related to it shall not be assumed by the Company and shall not be converted to a Company option.

          (c) OTHER STOCK AWARDS. Each outstanding award under the KCPL Incentive Stock Plan other than the KCPL Stock Options but including any dividend or dividend equivalent rights granted pursuant to Paragraph 15.A of the KCPL Incentive Stock Plan relating to KCPL Stock Options (the "KCPL STOCK AWARDS"), and each outstanding award under the UCU Incentive Stock Plan other than the UCU Stock Options (the "UCU STOCK AWARDS") shall constitute an award based upon the same number of shares of Company Common Stock as the holder of such KCPL Stock Award or UCU Stock Award would have been entitled to receive pursuant to the Merger in accordance with Article II hereof had such holder been the absolute owner, immediately before the Effective Time, of the shares of KCPL Common Stock or UCU Common Stock on which such KCPL Stock Award or UCU Stock Award is based, and otherwise on the same terms and conditions as governed such KCPL Stock Award or UCU Stock Award immediately before the Effective Time (the "COMPANY STOCK AWARDS"). At the Effective Time, the Company shall assume each agreement relating to the KCPL Stock Awards and the UCU Stock Awards. Notwithstanding the foregoing, this paragraph shall not be construed, interpreted or applied so as to cause a duplication of any benefit to any individual.

          (d) COMPANY ACTION. As soon as practicable after the Effective Time, the Company shall deliver to the holders of KCPL Stock Options, UCU Stock Options, KCPL Stock Awards and UCU Stock Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and Company Stock Awards (the "COMPANY STOCK BENEFITS") and each underlying stock award agreement, each as assumed by the Company. As soon as practicable after the Effective Time the Company will cause to be filed one or more registration statements on Form S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register the shares of Company Common Stock issuable in connection with the Company Stock Benefits, and the Company shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery in connection with the Company Stock Benefits. The Company shall take all corporate action necessary or appropriate to (i) obtain shareholder approval with respect to the Company Stock Benefits to the extent such approval is required for purposes of the Code or other applicable law, or
(ii) enable any plan pursuant to which such benefits are issued to comply with Rule 16b-3 promulgated under the Exchange Act. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to equity securities of the Company, the Company shall administer such Company Stock Benefits, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

          Section 7.11 NO SOLICITATIONS. From and after the date hereof, KCPL and UCU will not, and will not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; PROVIDED, HOWEVER, that notwithstanding any other provision hereof, the respective party may (i) at any time prior to the time the respective party's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the party and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the Merger and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the party's Board of Directors after consultation with its financial advisors) and (y) the party's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, such party (x) provides prompt notice to the other party to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided such respective party terminates this Agreement pursuant to Section 9.1(e) or 9.1(f), as applicable. Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the party or its Representatives with respect to the foregoing. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identify of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "ACQUISITION PROPOSAL" shall mean a proposal or offer (other than by another party hereto) for a tender or exchange offer, merger, consolidation or other business combination involving the party or any material Subsidiary of the party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material Subsidiary.

          Section 7.12 COMPANY BOARD OF DIRECTORS. KCPL's and UCU's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company at the Effective Time to be 18 persons, 9 of whom shall be designated by KCPL prior to the Effective Time and 9 of whom shall be designated by UCU prior to the Effective Time. The initial designation of such directors among the three classes of the Board of Directors of the Company shall be agreed to by KCPL and UCU, the designees of each party to be divided equally among such classes; PROVIDED, HOWEVER, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead.

          Section 7.13 COMPANY OFFICERS. At the Effective Time, pursuant to the terms hereof and of the employment contracts referred to in Section 7.14 (a)
A. Drue Jennings shall hold the position of Chairman of the Board of the Company and shall be entitled to serve in such capacity until the annual meeting of stockholders of the Company that occurs in 2002, at which time he shall be entitled to serve in the position of Vice Chairman of the Board of the Company until the end of his employment contract entered into pursuant to Section 7.14 and (b) Richard C. Green, Jr. shall hold the positions of Vice Chairman of the Board and Chief Executive Officer of the Company and shall be entitled to serve in such capacities until the earlier of (i) the date of the annual meeting of stockholders of the Company that occurs in 2002, and (ii) the date on which A. Drue Jennings shall no longer serve as Chairman of the Board, at which time he shall be entitled to serve in the positions of Chairman of the Board and Chief Executive Officer of the Company and to serve in all such capacities until his successor is elected or appointed and shall have qualified in accordance with the Certificate of Incorporation and By-laws of the Company. If either of such persons is unable or unwilling to hold such offices as set forth above his successor shall be selected by the Board of Directors of the Company in accordance with its By-laws. The authority, duties and responsibilities of the Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer of the Company shall be as set forth in Annex A to
A. Drue Jennings and Richard C. Green, Jr.'s employment contracts entered into pursuant to Section 7.14.

          Section 7.14 EMPLOYMENT CONTRACTS. The Company shall, as of or prior to the Effective Time, enter into employment contracts with A. Drue Jennings and Richard C. Green, Jr. in the forms set forth in EXHIBIT 7.14.1 and
EXHIBIT 7.14.2, respectively.

          Section 7.15   POST-MERGER OPERATIONS.

          (a) PRINCIPAL CORPORATE OFFICES. At the Effective Time, the Company's principal corporate offices shall be in Kansas City, Missouri.

          (b) CHARITIES. After the Effective Time, the Company shall provide charitable contributions and community support within the service areas of the parties and each of their respective Subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their respective Subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

          Section 7.16 EXPENSES. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by KCPL and UCU.

          Section 7.17 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.


                                  ARTICLE VIII

                                   CONDITIONS

          Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a) SHAREHOLDER APPROVALS. The UCU Shareholders' Approval and the KCPL Shareholders' Approval shall have been obtained.

          (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) LISTING OF SHARES. The shares of Company Common Stock issuable in the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (e) STATUTORY APPROVALS. The KCPL Required Statutory Approvals and the UCU Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective Subsidiaries taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "FINAL ORDER" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          (f) POOLING. Each of KCPL and UCU shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to KCPL and UCU, stating that the transactions to be effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations.

          (g) PERMITS. To the extent that the continued lawful operations of the business of KCPL or any KCPL Subsidiary or UCU or any UCU Subsidiary after the Merger require that any license, permit or other governmental approval be transferred to the Company or issued to the Company, such licenses, permits or other authorizations shall have been transferred or reissued to the Company at or before the Closing Date, except where the failure to transfer or reissue such licenses, permits or other authorizations would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole immediately after the Effective Time.

          Section 8.2 CONDITIONS TO OBLIGATION OF UCU TO EFFECT THE MERGER. The obligation of UCU to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by UCU in writing pursuant to Section 9.5:

          (a) PERFORMANCE OF OBLIGATIONS OF KCPL. KCPL (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of KCPL set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not be reasonably likely to result in a KCPL Material Adverse Effect.

          (c) CLOSING CERTIFICATES. UCU shall have received a certificate signed by the chief financial officer of KCPL, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d) KCPL MATERIAL ADVERSE EFFECT. No KCPL Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a KCPL Material Adverse Effect.

          (e) TAX OPINION. UCU shall have received an opinion from Blackwell Sanders Matheny Weary & Lombardi L.C., counsel to UCU, in form and substance reasonably satisfactory to UCU, dated as of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code, (ii) KCPL, UCU and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by KCPL, UCU or the Company pursuant to the Merger, and (iv) no gain or loss will be recognized by stockholders of UCU as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests). In rendering such opinion, Blackwell, Sanders Matheny Weary and Lombardi L.C., may require and rely upon representations contained in certificates of officers of KCPL, UCU and others.

          (f) KCPL REQUIRED CONSENTS. The KCPL Required Consents the failure of which to obtain would have a KCPL Material Adverse Effect shall have been obtained.

          (g) AFFILIATE AGREEMENTS. The Company shall have received Affiliate Agreements, duly executed by each "Affiliate" of KCPL, substantially in the form of EXHIBIT 7.7, as provided in Section 7.7.

          Section 8.3 CONDITIONS TO OBLIGATION OF KCPL TO EFFECT THE MERGER. The obligation of KCPL to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by KCPL in writing pursuant to Section 9.5:

          (a) PERFORMANCE OF OBLIGATIONS OF UCU. UCU (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UCU set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not be reasonably likely to result in a UCU Material Adverse Effect.

          (c) CLOSING CERTIFICATES. KCPL shall have received a certificate signed by the chief financial officer of UCU, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d) UCU MATERIAL ADVERSE EFFECT. No UCU Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a UCU Material Adverse Effect.

          (e) TAX OPINION. KCPL shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom, counsel to KCPL, in form and substance reasonably satisfactory to KCPL, dated as of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code,
(ii) KCPL, UCU and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by KCPL, UCU or the Company pursuant to the Merger, and (iv) no gain or loss will be recognized by stockholders of KCPL as a result of the Merger (except to the extent that cash is received in lieu of fractional share interests or pursuant to the perfection of appraisal rights by a Dissenting Holder). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom, may require and rely upon representations contained in certificates of officers of KCPL, UCU and others.

          (f) UCU REQUIRED CONSENTS. The UCU Required Consents the failure of which to obtain would have a UCU Material Adverse Effect shall have been obtained.

          (g) AFFILIATE AGREEMENTS. The Company shall have received Affiliate Agreements, duly executed by each "Affiliate" of UCU, substantially in the form of EXHIBIT 7.7, as provided in Section 7.7.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

          Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of KCPL and UCU;

          (b) by either UCU or KCPL (i) if there has been (x) any breach of the covenants and agreements contained in Section 6.1(b) to the extent such applies to UCU or KCPL but not to their respective Subsidiaries or Section 6.1(c) of this Agreement to the extent such applies to UCU or KCPL but not to their respective Subsidiaries or (y) any breach of any representations, warranties, covenants or agreements on the part of the other set forth in this Agreement, which breaches individually or in the aggregate would result in a UCU Material Adverse Effect or a KCPL Material Adverse Effect, as the case may be, and, in the case of (x) or (y), which breaches have not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, (ii) if the Board of Directors of the other or any committee of the Board of Directors of the other
(A) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon the other's request, (C) shall approve or recommend any acquisition of such party or a material portion of its assets or any tender offer for shares of capital stock of such party, in each case, other than by a party hereto or an Affiliate thereof or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C), or (iii) if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

          (c) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before December 31, 1997 (the "INITIAL TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and PROVIDED, FURTHER, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(f) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to December 31, 1998;

          (d) by any party hereto, by written notice to the other parties, if the UCU Shareholders' Approval shall not have been obtained at a duly held UCU Meeting, including any adjournments thereof, or the KCPL Shareholders' Approval shall not have been obtained at a duly held KCPL Meeting, including any adjournments thereof;

          (e) by KCPL, prior to the approval of this Agreement by the shareholders of KCPL, upon five days' prior notice to UCU, if, as a result of an Acquisition Proposal by a party other than UCU or any of its Affiliates, the Board of Directors of KCPL determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that (i) the Board of Directors of KCPL shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, KCPL shall, and shall cause its respective financial and legal advisors to, negotiate with UCU to make such adjustments in the terms and conditions of this Agreement as would enable KCPL to proceed with the transactions contemplated herein; or

          (f) by UCU, prior to the approval of this Agreement by the shareholders of UCU, upon five days' prior notice to KCPL, if, as a result of an Acquisition Proposal by a party other than KCPL or any of its Affiliates, the Board of Directors of UCU determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that (i) the Board of Directors of UCU shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; and (ii) prior to any such termination, UCU shall, and shall cause its respective financial and legal advisors to, negotiate with KCPL to make such adjustments in the terms and conditions of this Agreement as would enable UCU to proceed with the transactions contemplated herein.

          Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either KCPL or UCU pursuant to Section 9.1 there shall be no liability on the part of either KCPL or UCU or their respective officers or directors hereunder, except that Section 7.16 and Section 9.3, the agreement contained in the last sentence of Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

          Section 9.3    TERMINATION FEE; EXPENSES.

          (a) TERMINATION FEE UPON BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 9.1(b)(i), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to $10 million in cash, minus any such amounts as may have been previously paid by such breaching party pursuant to this Section 9.3; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the breaching party shall pay to the non-breaching party a fee equal to $35 million in cash, minus any such amounts as may have been previously paid by such breaching party pursuant to this Section 9.3 and (ii) if (A) at the time of the breaching party's willful breach of this Agreement, there shall have been previously made an Acquisition Proposal involving such party or any of its Affiliates (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of termination) and (B) within two and one-half years of any termination by the non-breaching party, the breaching party or an Affiliate thereof becomes a Subsidiary of such offeror or a Subsidiary of an Affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or an Affiliate thereof, then such breaching party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a Subsidiary or of such Acquisition Proposal, shall pay to the non-breaching party an additional fee equal to $58 million in cash minus any such amount as may have been previously paid by such breaching party pursuant to this Section 9.3.

               (b) TERMINATION FEE UPON FAILURE TO OBTAIN SHAREHOLDER APPROVAL. If this Agreement is terminated following a failure of the shareholders of any one of the parties to grant the necessary approval described in Section 4.13 or 5.13, the party not receiving shareholder approval shall pay to the other a fee equal to $5 million; provided that if any fee is otherwise payable or has been paid under Section 9.3(a) or Section 9.3(c), any amounts (x) paid pursuant to this Section 9.3(b) shall be deducted from such amounts, or (y) otherwise payable pursuant to this Section 9.3(b) shall not be paid.

               (c) ADDITIONAL TERMINATION FEES. If (i) this Agreement (A) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f), (B) is terminated in the circumstances described in Section 9.3(b) above, or (C) is terminated as a result of such party's breach of Section 7.4, (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been an Acquisition Proposal involving, such party or any of its Affiliates (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting) and
(iii) within two and one-half years of any such termination described in clause
(i) above, the party or its Affiliate which is the subject of the Acquisition Proposal (the "TARGET PARTY") becomes a Subsidiary of such offeror or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or Affiliate thereof, then such Target Party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such an Acquisition Proposal, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such Target Party becoming such a Subsidiary or of such Acquisition Proposal, shall pay to the other party a termination fee equal to $58 million in cash minus any amounts as may have been previously paid by the Target Party pursuant to this Section 9.3.

               (d) EXPENSES. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if one party fails to promptly pay to the other any fee due under Sections 9.3(a), (b) or (c), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of KCPL and UCU and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under
Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of KCPL Common Stock or UCU Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.



                                    ARTICLE X

                               GENERAL PROVISIONS

          Section 10.1 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement shall survive the Effective
Time, except as otherwise provided in this Agreement.

          Section 10.2 BROKERS. KCPL represents and warrants that, except for Merrill Lynch whose fees have been disclosed to UCU prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KCPL. UCU represents and warrants that, except for DLJ, whose fees have been disclosed to KCPL prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UCU.

          Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  If to KCPL, to

          Kansas City Power & Light Company
          1201 Walnut
          Kansas City, Missouri  64106
          Attn:  Chief Executive Officer

          Telecopy:  (816) 556-2418
          Telephone: (816) 556-2200

          with a copy to

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York  10022

          Attn:  Nancy A. Lieberman, Esq.

          Telecopy:  (212) 735-2000
          Telephone: (212) 735-3000

     and

          (ii) if to UCU, to

          UtiliCorp United Inc.
          911 Main Street
          Suite 3000
          Kansas City, Missouri  64105
          Attn:  Chief Executive Officer

          Telecopy:  (816) 467-3595
          Telephone: (816) 421-6600

          with a copy to

          Blackwell Sanders Matheny Weary & Lombardi L.C.
          2300 Main Street, Suite 1100
          Kansas City, Missouri 64108
          Attn:  Ralph G. Wrobley, Esq.

          Telecopy:  (816) 274-6914
          Telephone: (816) 274-6800

     and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attn:  Stephen E. Jacobs, Esq.

          Telecopy:  (212) 310-8007
          Telephone: (212) 310-8000

          (iii)     if to the Company, to

          c/o Chief Executive Officer of KCPL at
          the address set forth above

     and
          c/o Chief Executive Officer of UCU at
          the address set forth above.

          Section 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (b) shall not be assigned by operation of law or otherwise and (c) shall be governed by and construed in accordance with the laws of the State of Missouri applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the DGCL.

          Section 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION."

          Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.7 PARTIES' INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company (a) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by KCPL pursuant to Section 7.12 shall be entitled during the three year period commencing at the Effective Time (the "THREE YEAR PERIOD") to enforce the provisions of Section 7.8, Section 7.9, Section 7.10 and Section 7.13 on behalf of the KCPL officers, directors and employees, as the case may be, and (b) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by UCU pursuant to Section 7.12 shall be entitled during the Three Year Period to enforce the provisions of, Sections 7.8, Section 7.9, Section 7.10 and Section 7.13 on behalf of the UCU officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.7.

          Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

          Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Missouri or in Missouri state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Missouri or any Missouri state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Missouri.



          IN WITNESS WHEREOF, KCPL, UCU and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                              Kansas City Power & Light Company



Attest:                               By:
       ---------------------------       ----------------------------------
          Secretary                   Name:  A. Drue Jennings
                                      Title: Chairman of the Board, President
                                             and Chief Executive Officer




                                      UtiliCorp United Inc.

Attest:                               By:
        -------------------------        --------------------------------
          Secretary                   Name:  Richard C. Green, Jr.
                                      Title: Chairman of the Board, President
                                             and Chief Executive Officer



                                      KC United Corp.



Attest:                               By:
        -------------------------        --------------------------------
          Secretary                   Name:  A. Drue Jennings
                                      Title: President

                                                                  EXHIBIT 1.1(c)


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               KC UNITED CORP.(1)

               FIRST: The name of the Corporation is KC United Corp. (hereinafter the "Corporation").

               SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

               FOURTH: (A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 275,000,000 shares of capital stock ("Capital Stock"), consisting of 250,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 25,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

               (B) Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Corporation's Board of Directors (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the GCL. Except as set forth in such resolutions, or as otherwise may be required by law, the holders of shares of Preferred Stock shall not have any voting rights.

               (C) The following series of Preferred Stock shall be issued in exchange for the shares of the Preferred Stock (Cumulative), $2.05 Series of UtiliCorp United Inc., a Delaware corporation, pursuant to the provisions of that certain Agreement and Plan of Merger, dated as of January 19, 1996, among the Corporation, UtiliCorp United Inc. and Kansas City Power & Light Company, a Missouri corporation.

---------------

     (1) Pursuant to Section 1.1 of the Agreement and Plan of Merger, the name of the Surviving Corporation may be changed to such other name as KCPL and UCU shall mutually agree upon.

                    (i) DESIGNATION AND NUMBER. The designation of this series is the "Preferred Stock (Cumulative), $2.05 Series" (hereinafter, this "Series") and the number of shares constituting such Series is 1,000,000 shares. Shares of this Series shall have a stated value of $25.00 per share.

                    (ii) DIVIDENDS. The holders of this Series shall be entitled to receive an annual cash dividend of $2.05 per share, and no more, when, as and if declared by the Board of Directors out of funds legally available therefor, payable quarterly on the first day of each March, June, September and December, commencing on the first such date which is more than fifteen calendar days after the date of original issuance of the first share of this Series, to holders of record on the respective dates fixed for that purpose by the Board of Directors not less than ten nor more than sixty days in advance of payment of each dividend.

               Dividends on shares of this Series shall be cumulative from and after the date of original issuance thereof, whether or not on any scheduled dividend payment date there shall be funds legally available for the payment of dividends.

               So long as any shares of this Series are outstanding, the Corporation shall not pay or declare or set aside for payment any dividend payable in cash, evidences of indebtedness, assets or property other than cash, or capital stock of the Corporation ranking equally with or junior to this Series in respect of dividends, or make any other distribution on any Preferred Stock or Common Stock or any other class or series of Capital Stock of the Corporation ranking equally with or junior to this Series in respect of dividends, unless the Corporation has paid, or at the same time pays or provides for the payment of, all accrued and unpaid dividends on this Series; PROVIDED, HOWEVER, that the Corporation may pay less than all accrued and unpaid dividends on any class or series of Capital Stock ranking equally with this Series in respect of dividends made ratably in accordance with the respective accrued and unpaid dividends on this Series and such class or series of Capital Stock ranking equally with this Series in respect of dividends.

               Subject to Paragraph (viii) hereof, this Series shall not rank junior as to dividends to any other class or series of Capital Stock of the Corporation, unless such class or series of Capital Stock of the Corporation is by its terms expressly made equal as to dividends to this Series. This Series shall rank senior as to dividends to the Corporation's Common Stock, and any other class or series of Capital Stock of the Corporation which is not by its terms expressly made equal as to dividends to this Series.

               The amount of dividends "accrued" on any share of stock of this Series at any scheduled dividend payment date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend payment date, whether or not earned or declared, and the amount of dividends "accrued" on any share of stock of this Series at any date other than a scheduled dividend payment date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend payment date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $2.05 for the period after such last preceding dividend payment date to and including the date as of which the calculation is made, based on the actual number of days elapsed.

                    (iii) LIQUIDATION RIGHTS. In the event of the involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation"), the holders of this Series shall be entitled to have paid to them out of the assets of the Corporation, before any distribution is made to or set apart for the holders of any shares of Common Stock of the Corporation, or of any other class or series of Capital Stock of the Corporation ranking junior to this Series in respect of distribution of assets upon Liquidation, an amount equal to $25.00 per share, plus an amount in cash equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution. After payment in cash to the holders of this Series of the full preferential amount as aforesaid, the holders of this Series shall, as such, have no right or claim to any of the remaining assets of the Corporation.

               If, upon any Liquidation, the assets of the Corporation or proceeds thereof distributable among the holders of shares of this Series and of any class or series of Capital Stock of the Corporation ranking equally with this Series as to distribution of assets upon Liquidation shall be insufficient to pay in full the preferential amounts payable to such holders, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereof were paid in full.

               Subject to Paragraph (viii) hereof, this Series shall not rank junior as to distribution of assets upon Liquidation to any other class or series of Capital Stock of the Corporation, unless such class or series of Capital Stock of the Corporation is by its terms expressly made equal as to distribution of assets upon Liquidation of this Series. This Series shall rank senior as to distribution of assets upon Liquidation, or the voluntary liquidation, dissolution or winding up of the Corporation ("Voluntary Liquidation") to all shares of Common Stock and any other class or series of Capital Stock of the Corporation which is not by its terms expressly made equal as to distribution of assets upon Liquidation of this Series.

               For purposes of this Paragraph (iii), neither (a) the acquisition by any person of more than 50% of the outstanding shares of the Common Stock, nor (b) the consolidation or merger of the Corporation with or into any other corporation or the consolidation or merger of any other corporation with or into the Corporation, nor (c) the sale, conveyance, exchange or transfer (for cash, shares of Capital Stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, shall be deemed to be a Liquidation.

                    (iv)  REDEMPTION AT OPTION OF CORPORATION; SINKING FUND.
(a) The shares of this Series shall not be redeemable before March 1, 1997. On and after such date, the shares of this Series will be redeemable at the option of the Corporation, by vote of the Board of Directors, in whole or in part at any time and from time to time at a price of $25.00 per share plus a sum equal to all dividends on such shares accrued and unpaid thereon to the date fixed for redemption (for purposes of this Paragraph (iv) and Paragraph (v) hereof, such date is hereinafter called the "Redemption Date").

                              (b)  The shares of this Series shall not be
subject to a sinking fund.

                    (v)  PROCEDURE FOR REDEMPTION PURSUANT TO PARAGRAPH (iv).

                              (a)  (1)  In the event that fewer than all of the
outstanding shares of this Series are to be redeemed at any one time pursuant to Paragraph (iv) hereof, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected pro rata or by lot as may be determined by the Board of Directors or by such other method as may be approved by the Board of Directors to conform to any rule or regulation of the

New York Stock Exchange or any other stock exchange upon which the shares of this Series may at the time be listed.

                              (2)  The Corporation shall cause a notice to be
mailed, first-class postage prepaid, at least thirty days, but not more than ninety days, prior to the Redemption Date, to each holder of record of shares of this Series to be redeemed; if less than all the shares owned by such holder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the number of certificates representing such shares. Such notice shall be mailed to such record holders at their respective addresses as they shall appear upon the books of the Corporation and shall set forth the Redemption Date, the redemption price per share and the place or places for surrender of certificates for shares to be redeemed.

                              (3)  Any notice which is mailed by the Corporation
as provided in this Paragraph (v) shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of this Series. On or after the Redemption Date specified in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. In case fewer than all of the shares represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the surrendering holder at the expense of the Corporation. If on the Redemption Date specified in such notice there shall have been deposited with a bank or trust company (the "Depositary") designated by the Board of Directors and located in the City of Kansas City, Missouri, the City of Chicago, Illinois, or the City of New York, New York, funds having a combined capital and surplus of at least $50,000,000, in trust for the account of the holders of the shares of this Series so called for redemption, in an amount equal to the aggregate amount payable upon redemption of the shares to be redeemed, together with irrevocable written instructions and authority to the Depositary to redeem such shares on and after such Redemption Date immediately upon the endorsement and surrender of the certificates therefor, then, notwithstanding that the certificates evidencing any such shares shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the Redemption Date, the shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, the holders thereof shall cease to be stockholders of the Corporation, and all rights with respect to such shares shall forthwith terminate except only the right to receive from the Depositary forthwith from and after the date of such deposit the amount payable upon redemption of the shares to be redeemed without interest.

                    (b) Any interest accrued on funds so deposited with the Depositary shall belong to the Corporation and shall be paid to it from time to time. All funds deposited in accordance with this Paragraph (v) which shall remain unclaimed by the holders of shares called for redemption at the end of six years after the Redemption Date shall be, if requested by the Board of Directors, returned by the Depositary to the Corporation, after which the holders of such shares shall look only to the Corporation for the payment of such unclaimed amounts, without interest.

                    (c) If any dividend payment on this Series is in arrears, no purchase or redemption shall be made of any shares of any class or series of Capital Stock of the Corporation ranking equally with or junior to this Series as to dividends or the distribution of assets upon Liquidation or Voluntary Liquidation.

               (vi) CONVERSION RIGHTS. The holders of shares of this Series shall have no right to convert such shares into shares of any other class or series of Capital Stock of the Corporation.

               (vii) VOTING RIGHTS. (a) Unless and until dividends payable on any shares of this Series shall be in arrears in an amount equivalent to one and one-half times the annual dividend, or more, per share, the holders of shares of this Series shall have no voting power or rights, except as otherwise provided herein, by the Certificate of Incorporation of the Corporation or by law. If and when dividends payable on any shares of this Series shall be in arrears in an amount equivalent to one and one-half times the annual dividend or more, per share, and thereafter until all dividends on shares of this Series in arrears shall have been paid, the holders of this Series, together with any other class or series of Capital Stock of the Corporation which is by its terms expressly made equal as to dividends to this Series (for purposes of this Paragraph (vii), this Series, together with all such other classes and series, is hereinafter collectively referred to as the "Dividend-Equivalent Preferred Stock"), voting as a single class separate from the holders of all other classes of Capital Stock, shall be entitled to elect two directors. The terms of office as directors of all persons who may be directors of the Corporation shall terminate upon the election of directors by the holders of the Dividend-Equivalent Preferred Stock. The holders of the Common Stock shall have the right to elect the remaining directors of the Corporation. If the holders of the Dividend-Equivalent Preferred Stock have not exercised their right to elect directors of the Corporation because of the lack of a quorum consisting of the holders of a majority of the Dividend-Equivalent Preferred Stock, then the said directors shall be elected by the directors whose term of office is thus terminated, and in that event, such elected directors shall hold office for the interim period, pending such time as a quorum of the holders of the Dividend-Equivalent Preferred Stock shall be present at a meeting held for the election of directors.

                    (b) If and when all dividends then in arrears on the Dividend-Equivalent Preferred Stock then outstanding shall be paid (and such dividends shall be declared and paid out of any funds legally available therefor as soon as reasonably practicable), the holders of shares of the Dividend-Equivalent Preferred Stock shall be divested of any special right with respect to the election of directors and the voting power of the holders of shares of the Dividend-Equivalent Preferred Stock and the Common Stock shall revert to the status existing before the first dividend payment date on which dividends on any shares of the Dividend-Equivalent Preferred Stock were not paid in full, but always subject to the same provisions for vesting such special rights in the holders of shares of the Dividend-Equivalent Preferred Stock in case of further like arrears in payment of dividends thereon. Upon the termination of any such special voting right, the terms of office of all persons who may have been elected directors of the Corporation by vote of the holders of the Dividend-Equivalent Preferred Stock, as a class, pursuant to such special voting right shall forthwith terminate, and the resulting vacancies shall be filled by the vote of a majority of the remaining directors.

                    (c) In case of any vacancy in the office of a director occurring among the directors elected by the holders of the Dividend-Equivalent Preferred Stock voting as a single class separate from the holders of all other classes of Capital Stock, the remaining director elected by the holders of the Dividend-Equivalent Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. In the event of simultaneous vacancies among directors elected by the holders of the Dividend-Equivalent Preferred Stock, an election by the holders of the Dividend-Equivalent Preferred Stock, pursuant to the provisions of this Paragraph (vii), will be held.

                    (d) Whenever the right shall have accrued to the holders of the Dividend-Equivalent Preferred Stock to elect directors, voting as a single class separate from the holders of all other classes of Capital Stock, then upon request in writing signed by any holder of the Dividend-Equivalent Preferred Stock entitled to vote, delivered by registered mail or in person, to the President, a Vice President or Secretary of the Corporation, it shall be the duty of such officer forthwith to cause notice to be given to the shareholders entitled to vote at a meeting to be held at such time as such officer may fix, not less than 10 nor more than 60 days after the receipt of such request, for the purpose of electing directors. At all meetings of stockholders held for the purpose of electing directors during such time as the holders of the Dividend-Equivalent Preferred Stock shall have the special right, voting as a single class, separate from the holders of all other classes of Capital Stock to elect directors, the presence in person or by proxy of the holders of a majority of the outstanding Dividend-Equivalent Preferred Stock shall be required to constitute a quorum of such class for the election of directors, and the presence in person or by proxy of the holders of a majority of all other classes of Capital Stock outstanding at the time, and not entitled to such special right, shall be required to constitute a quorum of such other classes for the election of directors.

               (viii) RESTRICTIONS ON CERTAIN CORPORATE ACTION. (a) So long as any shares of this Series are outstanding no new class of Capital Stock shall be created or authorized which is entitled to dividends or shares in distribution of assets on a parity with or in priority to this Series, nor shall there be created or authorized any securities convertible into shares of any such stock, unless the holders of record of not less than two-thirds of the number of shares then outstanding of the Preferred Stock of the Corporation of which this Series forms a part (as a single class separate from the holders of all other classes of Capital Stock) shall vote therefor in person or by proxy at the meeting of stockholders at which the creation or authorization of such new class of Capital Stock or such convertible securities is considered.

                    (b) So long as any shares of this Series are outstanding, the Corporation shall not increase the total authorized amount of the Preferred Stock of the Corporation of which this Series forms a part or any class of Capital Stock which is entitled to dividends or shares in distribution of assets on a parity with or in priority to such Preferred Stock unless the holders of record of not less than a majority of the number of shares of such Preferred Stock then outstanding (as a single class separate from the holders of all other classes of Capital Stock) shall vote therefor in person or by proxy at a meeting held pursuant to notice containing a statement of such purpose.

               (ix) OTHER RIGHTS. The holders of this Series shall not have any other preferences or special rights.

               FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation, and of its directors and stockholders:


               (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of not less than 10 nor more than 18 members, the exact number of which shall be fixed from time to time by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 199__ annual meeting of stockholders;(2) the term of the initial Class II directors shall terminate on the date of the 199__ annual meeting of stockholders;(3) and the term of the initial Class III directors shall terminate on the date of the 199__ annual meeting of stockholders.(4) At each annual meeting of stockholders beginning in 199__, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.(5) If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors in a Class I, II or III directorship, howsoever resulting, shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill such a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Elections of directors at an annual or special meeting of stockholders shall be by written ballot.

               (B) Each of the directors of the Corporation may be removed from office at any time, but only for cause and only by affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock.

               (C) Notwithstanding the foregoing,whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto, and such directors so elected shall not be divided pursuant to this Article FIFTH into classes with the directors elected by the holders of Common Stock unless expressly provided by such terms.

               (D) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation, except upon the affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock.

               (E) Any action required or permitted to be taken at any annual or special meeting of the holders of Common Stock may be taken only upon the vote of such holders at an annual or

---------------

     (2) Insert year of first annual meeting following the Effective Time of the Merger.

     (3) Insert year of second annual meeting following the Effective Time of the Merger.

     (4) Insert year of third annual meeting following the Effective Time of the Merger.

     (5) Insert year of fourth annual meeting following the Effective Time of the Merger.

special meeting duly noticed and called, as provided in the Certificate of Incorporation or the Bylaws of the Corporation, and may not be taken by a written consent of such holders in lieu of such meeting.

               (F) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section (F) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

               (G) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, the President or the Chief Operating Officer of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

               (H) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the Board of Directors or the holders of Common Stock in accordance with the provisions of this Certificate of Incorporation; PROVIDED, HOWEVER, that no Bylaws hereafter adopted by the holders of Common Stock shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

               SIXTH: Subject to Article VIII of the Corporations's Bylaws, the Corporation shall indemnify to the full extent permitted by law (as now or hereafter in effect), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

               SEVENTH: (A) In addition to any affirmative vote required by law, this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section (B) of this Article SEVENTH, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or

Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than eighty percent of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder or any Affiliate or Associate of such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

               (B) The provisions of Section (A) of this Article SEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (i) or
(ii) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock, if the condition specified in the following Paragraph (i) is met:

                    (i) The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

                    (ii)  All of the following conditions shall have been met:

                              (a)  The aggregate amount of cash and the Fair
Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under Clauses (1), (2), (3) and (4) below:

                                   (1)  (if applicable) the highest per share
price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock;

                                   (2)  the Fair Market Value per share of
Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock;

                                   (3)  (if applicable) the price per share
equal to the Fair Market Value per share of Common Stock determined pursuant to the immediately preceding Clause (2), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock to
(y) the Fair Market Value per share of the Common Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of Common Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

                                   (4)  the Corporation's net income per share
of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price-earnings multiple (if any) of such Interested Stockholder or the highest price-earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price-earnings multiples being determined as customarily computed and reported in the financial community).

                    (b) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under Clauses (1), (2), (3) and (4) below:

                              (1)  (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                              (2)  the Fair Market Value per share of such class
or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                              (3)  (if applicable) the price per share equal to
the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding Clause (2) multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock to (y) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which the Interested Stockholder acquired beneficial ownership of any share of such class or series of Capital Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                              (4)  (if applicable) the highest preferential
amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

The provisions of Sections (a) and (b) of this Paragraph (B)(ii) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                    (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

                    (d) After the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) except as approved by a majority of the Continuing Directors, there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock); (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

                    (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act") (or any subsequent provisions replacing such Exchange Act) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability or inadvisability of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                    (f) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

               (C) The following definitions shall apply with respect to this Article SEVENTH:

                    (i)  The term "Business Combination" shall mean:

                              (a)  any merger or consolidation of the
Corporation or any Subsidiary (as hereinafter defined) with (1) any Interested Stockholder or (2) any other person (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                              (b)  any sale, lease, exchange, mortgage, pledge,
transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all such other arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $5,000,000 or more or constitutes more than five percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent of the stockholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part, except for transactions made in the ordinary course of the Corporation's business, consistent with past practices; or

                              (c)  the adoption of any plan or proposal for the
liquidation or dissolution of the Corporation or for any amendment to the Corporation's Bylaws; or

                              (d)  any reclassification of securities (including
any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                              (e)  any agreement, contract or other arrangement
providing for any one or more of the actions specified in the foregoing Sections
(a) to (d).

                    (ii) The term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

                    (iii) The term "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

                    (iv) The term "Interested Stockholder" shall mean any person who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing fifteen percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; PROVIDED, HOWEVER, that "Interested Stockholders" shall not include the Corporation, any Subsidiary, any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

                    (v) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or
(c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph (iv) of this Section (C), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (v) of Section (C), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                    (vi) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on ____________, 199_ (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).(6)

---------------

     (6)  Insert Effective Date of the Merger.

                    (vii) The term "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise of which a majority of any class of equity security is beneficially owned by the Corporation; PROVIDED, HOWEVER, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (iv) of this Section
(C), the term "Subsidiary" shall mean only a corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise of which a majority of each class of equity security is beneficially owned by the Corporation.

                    (viii) The term "Continuing Director" means any member of the Board of Directors (while such person is a member of the Board of Directors) who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

                    (ix) The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a nationally recognized investment banking firm selected by a majority of the Continuing Directors; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a nationally recognized investment banking firm selected by a majority of the Continuing Directors.

                    (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (ii)(a) and (ii)(b) of Section (B) of this Article SEVENTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

               (D) A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article SEVENTH, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock or other securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether a Proposed Action (as hereinafter defined) is with, or proposed by, or on behalf of, an Interested Stockholder or an Affiliate or an Associate of an Interested Stockholder, (v) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more, and (vi) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

               (E) Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

               (F) The fact that any Business Combination complies with the provisions of Section (B) of this Article SEVENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

               (G) For the purposes of this Article SEVENTH, a Business Combination or any proposal to amend, repeal or adopt any provisions of this Certificate of Incorporation inconsistent with this Article SEVENTH (collectively "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (i) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (ii) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or persons, based on information known to them after reasonable inquiry.

               (H) Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of the holders of not less than eighty percent of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder; PROVIDED, HOWEVER, that this Section (H) shall not apply to, and such eighty percent vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section
(C), Paragraph (viii) of this Article SEVENTH.

               EIGHTH: Notwithstanding anything in this Certificate of Incorporation to the contrary, and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of Article FIFTH, Article SIXTH, Article SEVENTH (unless a vote pursuant to Section (H) of Article SEVENTH is required and taken in accordance with such Section (H)), or this Article EIGHTH.

               NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

               TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its name this ____ day of _________, 199_.


                                             KC UNITED CORP.


                                             By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                                                  EXHIBIT 1.1(d)

                                     BYLAWS
                                       OF
                               KC UNITED CORP. (1)
                     (hereinafter called the "Corporation")


                                   ARTICLE I.

                                     OFFICES

               SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

               SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.




                            MEETINGS OF STOCKHOLDERS

               SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such place, date and hour, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

               SECTION 2. ANNUAL MEETINGS. The Annual Meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

               SECTION 3. SPECIAL MEETINGS. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of stockholders, for any purpose or

---------------

(1) Pursuant to Section 1.1 of the Agreement and Plan of Merger, the name of the Surviving Corporation may be changed to such other name as KCPL and UCU shall mutually agree upon.

purposes, may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, the President, the Executive Vice President or the Chief Operating Officer of the Corporation. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

               SECTION 4. ADVANCE NOTIFICATION OF BUSINESS TO BE TRANSACTED AT ANNUAL MEETINGS. No business may be transacted at an Annual Meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 4 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 4.

               In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

               To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the date of the Annual Meeting; PROVIDED, HOWEVER, that in the event that less than seventy days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.

               To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of such stockholder,
(iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

               No business shall be conducted at the Annual Meeting of stockholders, except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 4; PROVIDED, HOWEVER, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 4 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

               SECTION 5. QUORUM. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

               SECTION 6. VOTING. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot; provided, however, that the vote for the election of directors, and upon the direction of the presiding officer of the meeting, the vote on any other question before the meeting, shall be by written ballot. Any action required or permitted to be taken at any Annual Meeting or Special Meeting of stockholders may be taken only upon the vote of such holders at an Annual Meeting or a

Special Meeting duly noticed or called and may not be taken by a written consent of stockholders in lieu of such meeting.

               SECTION 7.  LIST OF STOCKHOLDERS ENTITLED TO VOTE.   The officer
of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

               SECTION 8. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.


                                  ARTICLE III.

                                    DIRECTORS

               SECTION 1.  NUMBER AND ELECTION OF DIRECTORS.    The Board of
Directors shall consist of not less than 10 nor more than 18 members, the exact number of which shall be fixed from time to time by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.
The term of the initial Class I directors shall terminate on the date of the 199__ Annual Meeting of stockholders;(2) the term of the initial Class II directors shall terminate on the date of the 199__ Annual Meeting of stockholders;(3) and the term of the initial Class III directors shall terminate on the date of the 199__ Annual

---------------

(2) Insert year of first Annual Meeting following the Effective Time of the Merger.

(3) Insert year of second Annual Meeting following the Effective Time of the Merger.

Meeting of stockholders.(4) At each Annual Meeting of stockholders beginning in 199__,(5) successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

               SECTION 2. NOMINATION OF DIRECTORS. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of stockholders (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 2. Persons nominated by a stockholder of the Corporation shall only be eligible for election as directors of the Corporation if such persons are nominated in accordance with the following procedures.

               In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

               To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the date of the Annual Meeting; PROVIDED, HOWEVER, that in the event that less than seventy days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.

               To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the

---------------

(4) Insert year of third Annual Meeting following the Effective Time of the Merger.

(5) Insert year of fourth Annual Meeting following the Effective Time of the Merger.

person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); and (b) as to the stockholder giving the notice
(i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

               No person nominated by a stockholder of the Corporation shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2. If the Chairman of the Annual Meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

               SECTION 3. VACANCIES. Any vacancy on the Board of Directors in a Class I, II or III directorship, howsoever resulting, shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill such a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

               SECTION 4. DUTIES AND POWERS. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

               SECTION 5. MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors.

Special Meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, the President, the Executive Vice President, the Chief Operating Officer, or a majority of the Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight hours before the date of the meeting, by telephone, telecopy or telegram on twenty-four hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

               SECTION 6. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

               SECTION 7. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

               SECTION 8. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

               SECTION 9. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an Executive Committee, a Nominating and Compensation Committee, an Audit Committee and a Nuclear Oversight Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall report to the Board of Directors, and shall keep complete and accurate minutes and records and shall promptly distribute such minutes and records to each member of the Board of Directors when requested.

               SECTION 10. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

               SECTION 11. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, limited liability company, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE IV.

                                    OFFICERS

               SECTION 1. GENERAL. The following officers of the Corporation shall be chosen by a majority of the entire Board of Directors: Chairman of the Board of Directors (who must be a director), Vice Chairman (who must be a director), Chief Executive Officer (who must be a director), President, Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors or the Nominating and Compensation Committee of the Board of Directors, in its respective discretion as it may deem proper, may also choose a Chief Legal Officer and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, the Vice Chairman and the Chief Executive Officer, need such officers be directors of the Corporation.

               SECTION 2. ELECTION. The Board of Directors at its first meeting held after the commencement of each fiscal year shall elect officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

               SECTION 3. VOTING SECURITIES OWNED BY THE CORPORATION. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

               SECTION 4. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall be a director and shall preside at meetings of the Board of

Directors and meetings of stockholders.  The Chairman shall be responsible for
(a) board and stockholder governance, (b) external relations with industry, cities and communities, (c) economic development initiatives, (d) oversight of issues relating to the Nuclear Regulatory Commission and nuclear operations, (e) corporate wide business management and (f) implementation of business plans with other team members. The Chairman shall share with the Chief Executive Officer responsibility for (a) implementation of the merger between Kansas City Power & Light Company and UtiliCorp United Inc. (the "Merger"), (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chairman of the Board of Directors shall be a member of the Executive Committee and an ex officio member of all standing committees.

               SECTION 5. VICE CHAIRMAN. The Vice Chairman shall be a director and shall preside at meetings of the Board of Directors and meetings of stockholders in the absence of the Chairman of the Board or upon the inability of the Chairman of the Board to act. The Vice Chairman shall perform such duties as may from time to time be assigned to him by the Board.

               SECTION 6. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be a director, shall submit a report of the operations of the Corporation for the fiscal year to the stockholders at their annual meeting and from time to time shall report to the Board of Directors all matters within his knowledge which the interests of the Corporation may require be brought to their notice. The Chief Executive Officer shall be responsible for (a) the strategic direction, development and oversight of the Corporation, (b) the international growth of the Corporation and (c) the deployment of strategic assets of the Corporation (including executive management). The Chief Executive Officer shall share with the Chairman of the Board responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chief Executive Officer shall be a member of the Executive Committee and an ex officio member of all standing committees. The President, the Chief Operating Officer, Chief Financial Officer and Internal Auditing Department will report directly to the Chief Executive Officer.

               SECTION 7. PRESIDENT, EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER. The President, Executive Vice President, Chief Operating Officer and Chief Financial Officer shall perform such duties and have other powers as a majority of the entire Board of Directors from time to time may prescribe. Such officers, as well as the Chairman of the Board of Directors, the Vice Chairman and the Chief Executive Officer, shall also severally have such power to execute on behalf of the Corporation any deed, bond, indenture, certificate, note, contract or other instrument authorized or approved by the Board of Directors.

               SECTION 8. CHIEF LEGAL OFFICER AND VICE PRESIDENTS. The Chief Legal Officer and each Vice President shall perform such duties and have such other powers as a majority of the entire Board of Directors or the Nominating and Compensation Committee of the Board of Directors from time to time may prescribe.

               SECTION 9. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and Special Meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and Special Meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

               SECTION 10. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

               SECTION 11. ASSISTANT SECRETARIES. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

               SECTION 12. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President or any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

               SECTION 13. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.


                                   ARTICLE V.

                                      STOCK

               SECTION 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

               SECTION 2. SIGNATURES. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

               SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

               SECTION 4. UNCERTIFICATED SHARES. The Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares; PROVIDED, HOWEVER, that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

               SECTION 5. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

               SECTION 6. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

               SECTION 7. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI.

                                     NOTICES

               SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telecopy, or reliable overnight courier.

               SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.


                                  ARTICLE VII.

                               GENERAL PROVISIONS

               SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or Special Meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

               SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

               SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

               SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate

Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                  ARTICLE VIII.

                                 INDEMNIFICATION

               SECTION 1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 4 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               SECTION 2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 4 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               SECTION 3. NO SPECIFIC AUTHORIZATION REQUIRED IN CERTAIN CASES. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

               SECTION 4.  SPECIFIC AUTHORIZATION REQUIRED IN CERTAIN CASES.
Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 or 2 of this Article VIII, as the case may be. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders; PROVIDED, HOWEVER, that if a Change in Control has occurred, such determination shall be made by independent legal counsel, in a written opinion, chosen by the parties seeking indemnification and paid for by the Corporation. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

               SECTION 5. GOOD FAITH DEFINED. For purposes of any determination under Section 4 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 5 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent or in any other capacity. The provisions of this Section 5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this
Article VIII, as the case may be.

               SECTION 6. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 5 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 4 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.


               SECTION 7. EXPENSES PAYABLE IN ADVANCE. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

               SECTION 8. NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement (such agreements being specifically authorized herein), contract, vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this
Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

               SECTION 9. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article VIII.

               SECTION 10. CERTAIN DEFINITIONS. For purposes of this Article VIII references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, trustee, employee or agent of, or in any other capacity with respect to, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this
Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

               For purposes of this Article VIII a "Change in Control" shall mean a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; PROVIDED that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifteen percent or more of the Corporation's then outstanding Common Stock without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition, or (b) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period) cease for any reason to constitute at least a majority of the Board of Directors.

               SECTION 11. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

               SECTION 12. LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

               SECTION 13. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this
Article VIII to directors and officers of the Corporation.

               SECTION 14. AMENDMENT OF THIS ARTICLE VIII. No amendment or repeal of this Article VIII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                                   ARTICLE IX.

                                   AMENDMENTS

               SECTION 1. Subject to the provisions of the Company's Certificate of Incorporation, these Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of any Special Meeting of stockholders at which such alteration, amendment, repeal or adoption is to be voted upon. Subject to the provisions of the Company's Certificate of Incorporation, as amended, all such amendments must be approved by either a majority of the entire Board of Directors then in office or the affirmative vote of the holders of not less than eighty percent of the outstanding shares of Common Stock of the Corporation.

               SECTION 2. ENTIRE BOARD OF DIRECTORS. As used in this Article IX and in these Bylaws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                                                                     EXHIBIT 7.7

                           FORM OF AFFILIATE AGREEMENT

Ladies and Gentlemen:

     The undersigned is a holder of shares of [Common Stock, without par value ("KCPL Common Stock"), of Kansas City Power & Light Company, a Missouri corporation ("KCPL")] [Common Stock, par value $1.00 per share ("UCU Common Stock") of UtiliCorp United Inc., a Delaware corporation ("UCU")] [Preference Stock, par value $1.00 per share ("UCU Preferred Stock"), of UtiliCorp United Inc., a Delaware corporation ("UCU")], and is entitled to receive securities (the "Securities") of KC United Corp., a Delaware corporation ("NEWCO"), in connection with the merger (the "Merger") of KCPL and UCU with and into NEWCO.

     The undersigned acknowledges that the undersigned may be deemed an "affiliate" of NEWCO, KCPL or UCU within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), and/or as such term is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission of such status.

     If in fact the undersigned were an affiliate of NEWCO, KCPL or UCU under the Act, the undersigned's ability to sell, assign or transfer any Securities received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with NEWCO, KCPL and UCU that it will not sell, assign or transfer any Securities received by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 (and otherwise in accordance with Rule 144 under the Act if the undersigned is an affiliate of NEWCO and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to NEWCO or as described in a "no-action" or interpretive letter from the Staff of the Commission, is not required to be registered under the Act.

     The undersigned understands that neither NEWCO, KCPL nor UCU is under any obligation to register the sale, transfer or other disposition of any Securities by the undersigned or on behalf of the undersigned under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

     In the event of a sale of any Securities pursuant to Rule 145, the undersigned will supply NEWCO with evidence of compliance with such Rule, in the form of customary seller's and broker's Rule 145 representation letters or as NEWCO may otherwise reasonably request. The undersigned understands that NEWCO may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned in a manner inconsistent with this letter.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing the Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed (i) by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to NEWCO to the effect that such legends are no longer required for the purposes of the Act and the rules and regulations of the Commission promulgated thereunder or (ii) in the event of a sale of the Securities which has been registered under the Act or made in conformity with the provisions of Rule 145.

     The undersigned further represents to, and covenants with, NEWCO that the undersigned will not, during the 30 days prior to the effective time of the Merger, sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of NEWCO, KCPL or UCU, and the undersigned will not sell, transfer or otherwise dispose of, or reduce any risk relative to, the Securities received by the undersigned in the Merger or any other shares of the capital stock of NEWCO until after such time as results covering at least 30 days of operations of NEWCO subsequent to the effective time of the Merger have been published by NEWCO in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement that includes such results of operations.

     The undersigned acknowledges that it has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Securities.

                                   Very truly yours,



                                   ---------------------------------------------
                                   [Name]



Dated:

     As an inducement to the above individual to deliver this letter, NEWCO agrees that for so long as and to the extent necessary to permit such individual to sell the Securities pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, NEWCO shall use all reasonable efforts to file, on a timely basis, all reports and data required to be filed by it with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

                                   Very truly yours,

                                   NEWCO



                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                                                  EXHIBIT 7.14.1

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT made and entered into as of the ____ day of __________, 199______, by and between ______________________________ (the
"Company"), a Delaware corporation, and A. Drue Jennings (the "Executive");

     WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of Kansas City Power & Light Company, a Missouri corporation ("KCPL"), and the Company desires to secure the continued employment of the Executive in accordance herewith;

     WHEREAS, KCPL has entered into a severance agreement (the "Severance Agreement") with the Executive as of May 7, 1993, as amended on January 15, 1996;

     WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1996, among KCPL, UtiliCorp United Inc., a Delaware corporation ("UCU") and the Company, the parties thereto have agreed to merge pursuant to the terms thereof;

     WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

     WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

     NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

     1.   EMPLOYMENT AND TERM.

          (a) EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term thereof (as described below).

          (b) TERM. The term of this Agreement shall commence as of the Closing Date (the "Effective Date") of the merger (the "Merger") contemplated by the Merger Agreement and shall continue until the fifth anniversary of the Effective Date (such term being referred to hereinafter as the "Employment Period"); and FURTHER PROVIDED, HOWEVER, that if the Merger Agreement is terminated, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force or effect. As a condition to the Merger, the parties hereto agree that the

Company shall be responsible for all of the premises, covenants and agreements set forth in this Agreement.

     2.   DUTIES AND POWERS OF EXECUTIVE.

          (a) POSITION; LOCATION. During the Employment Period, the Executive shall serve from the Effective Date until the date of the annual meeting of stockholders of the Company that occurs in 2002, as the Chairman of the Board of Directors of the Company (the "Board") with such authority, duties and responsibilities with respect to such position as set forth on Annex A attached hereto, and thereafter the Executive shall serve as the Vice Chairman of the Board with such authority, duties and responsibilities with respect to such position as set forth on Annex A attached hereto. The titles, authority, duties and responsibilities set forth in Annex A attached hereto may be changed from time to time but only with the mutual written agreement of the Executive and the Company. The Executive's services shall be performed primarily at the Company's headquarters which shall be located in the Kansas City metropolitan area.

          (b) BOARD MEMBERSHIP. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

          (c) ATTENTION. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     3. COMPENSATION. The Executive shall receive the following compensation for his services hereunder to the Company:

          (a) SALARY. During the Employment Period, the Executive's annual base salary (the "Annual Base Salary"), payable in accordance with the Company's general payroll practices, in effect from time to time, shall be at the annual rate established by the Board, but in no event less than the greater of his annual base salary with KCPL as in effect as of the day before the Effective Date and the annual base salary of any other senior executive officer of the Company or its subsidiaries. The Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. The Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

          (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the greater of (i) the amounts that he had the opportunity to earn under the comparable plans of KCPL as in effect immediately before the Effective Time, or
(ii) the amounts that any other senior executive officer of the Company has the opportunity to earn under the plans of the Company and its subsidiaries for that year.

          (c) RETIREMENT, INCENTIVE AND WELFARE BENEFIT PLANS. In addition to 3(b), during the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all other incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company and its subsidiaries, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. Notwithstanding anything in this Agreement to the contrary, and in addition to any other payments or benefits provided hereunder, for all periods following the termination of the Executive's employment (i) for any reason during the term of this Agreement but after the Executive has satisfied the requirements for early retirement under any retirement plans or arrangements maintained by KCPL, as in effect on the Effective Date or by the Company after the Effective Date (the "Plans") or (ii) at any other time upon the consent of the Board, the Company shall provide the Executive (and, if elected by the Executive pursuant to the following sentence, his designated beneficiary) with retirement income, in addition to any benefits provided under the Plans, in an amount each year during the Executive's life (and, if elected by the Executive pursuant to the following sentence, the life of his designated beneficiary) equal to the excess, if any, of (i) sixty percent (60%) of the Executive's Annual Base Salary in effect immediately prior to his termination of employment (reduced based upon the actuarial assumptions set forth in the Company's tax-qualified defined benefit retirement plan (the "Qualified Plan") if the Executive elects a form of benefit payment other than a straight life annuity pursuant to the following sentence) over (ii) the aggregate amount of retirement income, if any, that would have been paid to the Executive under the Plans during such year had the Executive elected to receive his benefits thereunder in the same form as he elects to receive his benefits hereunder pursuant to the following sentence. The Executive may elect to receive the amounts payable pursuant to the preceding sentence in any form permitted under the Qualified Plan. Such election must be made not less than 90 days preceding the payment of any such benefits. In addition, the Company shall assume and continue the Severance Agreement.

          (d) INSURANCE. During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than three times his Annual Base Salary.

          (e) EXPENSES. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

          (f) FRINGE BENEFITS. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least the same as those received by any senior executive officer of the Company.

     4.   TERMINATION OF EMPLOYMENT.

          (a) DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

          (b) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean the conviction of the Executive for the commission of a felony which, at the time of such commission, has a materially adverse effect on the Company.

          (c) BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than by a termination for Cause during the Employment Period, but only upon the affirmative vote of two-thirds of the membership of the Board.

          (d) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Agreement, the Executive's Incentive Compensation benefit as specified in Section 3(b) of this Agreement, or any other benefit or payment described in Section 3 of this Agreement;

               (ii) the change without the Executive's consent of the Executive's title, authority, duties or responsibilities as specified in Section 2(a) of this Agreement;

              (iii) the Company's requiring the Executive without his consent to be based at any office or location other than the Company's headquarters which shall be located in the Kansas City metropolitan area; or

               (iv) any breach by the Company of any other material provision of this Agreement;

PROVIDED, HOWEVER, that during the 30-day period commencing on the third anniversary of the Effective Date, the termination by the Executive for any reason shall constitute a termination by the Executive of his employment for Good Reason.

          (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

     5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (a) TERMINATION OTHER THAN FOR CAUSE. During the Employment Period, if the Company shall terminate the Executive's employment (other than in the case of a termination for Cause), the Executive shall terminate his employment for Good Reason or the Executive's employment shall terminate by reason of death (termination in any such case being referred to as a "Termination"):

               (i) the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid,
          (B) an amount equal to the Incentive Compensation benefit described in
          Section 3(b) of this Agreement for the fiscal year that includes the Date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations".) The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

               (ii) in the event of Termination other than by reason of the Executive's death, then (A) the Company shall pay to the Executive a lump sum amount, in cash, equal to the present value of the Annual Base Salary and the Incentive Compensation benefit described in
          Section 3(b) of this Agreement payable through the end of the Employment Period or, if longer, for a period of three years (the "Continuation Period"), each, at the rate, in effect at the time Notice of Termination is given, and, with respect to the Incentive Compensation, assuming the full achievement of all target performance goals in effect at the time that Notice of Termination is given, such amount to be paid within 30 days of such Date of Termination; (B) except with respect to the benefits provided pursuant to clause (d) below, the Company shall pay to the Executive the value of all benefits to which the Executive would have been entitled under Sections 3(d) and (f) had he remained in employment with the Company until the end of the Continuation Period; (C) the Company shall pay the value of all deferred compensation amounts (together with any accrued interest or earnings thereon) and all executive life insurance benefits whether or not then vested or payable; and (D) the Company shall continue medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided had the Executive remained in employment to the end of the Continuation Period (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Company as in effect and applicable to any senior executive officer of the Company and his or her family during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect at any time thereafter with respect to any senior executive officer of the Company (but on a prospective basis only unless and then only to the extent, such more favorable M&W Plans are by their terms retroactive); PROVIDED, HOWEVER, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.

          (b) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent theretofore unpaid.

          (c) SEVERANCE AGREEMENT. Notwithstanding the foregoing, the benefits provided under subsections (a) and (b) of this Section 5 shall be reduced by any amounts paid pursuant to the Severance Agreement.

     6. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     7. FULL SETTLEMENT; MITIGATION. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii)(D), such amounts shall not be reduced whether or not the Executive obtains other employment. If there occurs a dispute between the Executive and the Company as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to this Agreement) this Agreement, the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

     8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by KCPL and the Company or any of their affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     9.   SUCCESSORS.

          (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) SUCCESSORS AND ASSIGNS OF COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

          (c) ASSUMPTION. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

     10.  MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

          (b) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d) of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) ENTIRE AGREEMENT. Except for the Severance Agreement, which shall remain in full force and effect and, in accordance with its terms, be assumed by the Company as of the Effective Date, this instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

     IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                              [Company]


                              ________________________________________
                              Name:
                              Title:



                              ________________________________________
                              A. Drue Jennings

                                                                         ANNEX A
                                                                   TO EMPLOYMENT
                                                                       AGREEMENT


CHAIRMAN OF THE BOARD

     The Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders. The Chairman shall be responsible for (a) board and stockholder governance, (b) external relations with industry, cities and communities, (c) economic development initiatives, (d) oversight of issues relating to the Nuclear Regulatory Commission and nuclear operations, (e) corporate wide business management and (f) implementation of business plans with other team members. The Chairman shall share with the Chief Executive Officer responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chairman of the Board shall be a member of the Executive Committee and an ex officio member of all standing committees.

VICE-CHAIRMAN OF THE BOARD

     The Vice-Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders in the absence of the Chairman of the Board or upon the inability of the Chairman of the Board to act. The Vice-Chairman shall perform such duties as may from time-to-time be assigned to him by the Board.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer shall be a director, shall submit a report of the operations of the Company for the fiscal year to the stockholders at their annual meeting and from time-to-time shall report to the Board all matters within his knowledge which the interests of the Company may require be brought to their notice. The Chief Executive Officer shall be responsible for (a) the strategic direction, development and oversight of the Company, (b) the international growth of the Company and (c) the deployment of strategic assets of the Company (including executive management). The Chief Executive Officer shall share with the Chairman of the Board responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chief Executive Officer shall be a member of the Executive Committee and an ex officio member of all standing committees. The President, the Chief Operating Officer, Chief Financial Officer and Internal Auditing Department will report directly to the Chief Executive Officer.

                                                                  EXHIBIT 7.14.2

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT made and entered into as of the______day of
______________, 199    , by and between________________________________
(the "Company"), a Delaware corporation, and Richard C. Green, Jr. (the "Executive");

     WHEREAS, the Executive is currently serving as Chairman, President and Chief Executive Officer of UtiliCorp United Inc., a Delaware corporation ("UCU"), and the Company desires to secure the continued employment of the Executive in accordance herewith;

     WHEREAS, UCU has entered into a severance agreement (the "Severance Agreement") with the Executive as of October 17, 1995;

     WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1996 among Kansas City Power & Light Company, a Missouri corporation ("KCPL"), UCU and the Company, the parties thereto have agreed to merge pursuant to the terms thereof;

     WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

     WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

     NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

     1.   EMPLOYMENT AND TERM.

          (a) EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term thereof (as described below).

          (b) TERM. The term of this Agreement shall commence as of the Closing Date (the "Effective Date") of the merger (the "Merger") contemplated by the Merger Agreement and shall continue until the fifth anniversary of the Effective Date (such term being referred to hereinafter as the "Employment Period"); and FURTHER PROVIDED, HOWEVER, that if the Merger Agreement is terminated, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force or effect. As a condition to the Merger, the parties hereto agree that the Company shall be responsible for all the premises, covenants and agreements set forth in this Agreement.

     2.   DUTIES AND POWERS OF EXECUTIVE.

          (a) POSITION; LOCATION. During the Employment Period, the Executive shall serve from the Effective Date until the earlier of (i) the date of the annual meeting of stockholders of the Company that occurs in 2002, and (ii) the date on which Drue Jennings shall no longer serve as Chairman of the Board of Directors of the Company (the "Board"), as the Vice-Chairman of the Board and Chief Executive Officer of the Company with such authority, duties and responsibilities with respect to such positions as set forth on Annex A attached hereto, and thereafter the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company with such authority, duties and responsibilities with respect to such positions as set forth on Annex A attached hereto. The titles, authority, duties and responsibilities set forth in Annex A attached hereto may be changed from time to time but only with the mutual written agreement of the Executive and the Company. The Executive's services shall be performed primarily at the Company's headquarters which shall be located in the Kansas City metropolitan area.

          (b) BOARD MEMBERSHIP. The Executive shall be a member of the Board on the first day of the Employment Period, and the Board shall propose the Executive for re-election to the Board throughout the Employment Period.

          (c) ATTENTION. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     3. COMPENSATION. The Executive shall receive the following compensation for his services hereunder to the Company:

          (a) SALARY. During the Employment Period, the Executive's annual base salary (the "Annual Base Salary"), payable in accordance with the Company's general payroll practices, in effect from time to time, shall be at the annual rate established by the Board, but in no event less than the greater of his annual base salary with UCU as in effect as of the day before the Effective Date and the annual base salary of any other senior executive officer of the Company or its subsidiaries. The Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. The Annual Base Salary shall not be reduced after any increase thereof. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

          (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and other long-term incentive compensation) providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation (the "Incentive Compensation") at least equal to the greater of (i) the amounts that he had the opportunity to earn under the comparable plans of UCU as in effect immediately before the Effective Time, or
(ii) the amounts that any other senior executive officer of the Company has the opportunity to earn under the plans of the Company and its subsidiaries for that year.

          (c) RETIREMENT, INCENTIVE AND WELFARE BENEFIT PLANS. In addition to 3(b), during the Employment Period and so long as the Executive is employed by the Company, he shall be eligible to participate in all other incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company and its subsidiaries, except with respect to any benefits under any plan, practice, policy or program to which the Executive has waived his rights in writing. Notwithstanding anything in this Agreement to the contrary, and in addition to any other payments or benefits provided hereunder, for all periods following the termination of the Executive's employment (i) for any reason during the term of this Agreement but after the Executive has satisfied the requirements for early retirement under any retirement plans or arrangements maintained by UCU, as in effect on the Effective Date or by the Company after the Effective Date (the "Plans") or (ii) at any other time upon the consent of the Board, the Company shall provide the Executive (and, if elected by the Executive pursuant to the following sentence, his designated beneficiary) with retirement income, in addition to any benefits provided under the Plans, in an amount each year during the Executive's life (and, if elected by the Executive pursuant to the following sentence, the life of his designated beneficiary) equal to the excess, if any, of (i) sixty percent (60%) of the Executive's Annual Base Salary in effect immediately prior to his termination of employment (reduced based upon the actuarial assumptions set forth in the Company's tax-qualified defined benefit retirement plan (the "Qualified Plan") if the Executive elects a form of benefit payment other than a straight life annuity pursuant to the following sentence) over (ii) the aggregate amount of retirement income, if any, that would have been paid to the Executive under the Plans during such year had the Executive elected to receive his benefits thereunder in the same form as he elects to receive his benefits hereunder pursuant to the following sentence. The Executive may elect to receive the amounts payable pursuant to the preceding sentence in any form permitted under the Qualified Plan. Such election must be made not less than 90 days preceding the payment of any such benefits. In addition, the Company shall assume and continue the Severance Agreement.

          (d) INSURANCE. During the Employment Period, the Company shall provide the Executive with life insurance coverage providing a death benefit to such beneficiary or beneficiaries as the Executive may designate of not less than three times his Annual Base Salary.

          (e) EXPENSES. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

          (f) FRINGE BENEFITS. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least the same as to those received by any senior executive officer of the Company.

     4.   TERMINATION OF EMPLOYMENT.

          (a) DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.

          (b) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean the conviction of the Executive for the commission of a felony which, at the time of such commission, has a materially adverse effect on the Company.

          (c) BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than by a termination for Cause during the Employment Period, but only upon the affirmative vote of two-thirds of the membership of the Board.

          (d) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:


               (i) the reduction in the Executive's Annual Base Salary as specified in Section 3(a) of this Agreement, the Executive's Incentive Compensation benefit as specified in Section 3(b) of this Agreement, or any other benefit or payment described in Section 3 of this Agreement;

               (ii) the change without the Executive's consent of the Executive's title, authority, duties or responsibilities as specified in Section 2(a) of this Agreement;

              (iii) the Company's requiring the Executive without his consent to be based at any office or location other than the Company's headquarters which shall be located in the Kansas City metropolitan area; or

               (iv) any breach by the Company of any other material provision of this Agreement;

provided, however, that during the 30-day period commencing on the third anniversary of the Effective Date, the termination by the Executive for any reason shall constitute a termination by the Executive of his employment for Good Reason.

          (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (f) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death.

     5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (a) TERMINATION OTHER THAN FOR CAUSE. During the Employment Period, if the Company shall terminate the Executive's employment (other than in the case of a termination for Cause), the Executive shall terminate his employment for Good Reason or the Executive's employment shall terminate by reason of death (termination in any such case being referred to as a "Termination"):

               (i) the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid,
          (B) an amount equal to the Incentive Compensation benefit described in
          Section 3(b) of this Agreement for the fiscal year that includes the Date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations".) The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

               (ii) in the event of Termination other than by reason of the Executive's death, then (A) the Company shall pay to the Executive a lump sum amount, in cash, equal to the present value of the Annual Base Salary and the Incentive Compensation benefit described in
          Section 3(b) of this Agreement payable through the end of the Employment Period or, if longer, for a period of three years (the "Continuation Period"), each, at the rate, in effect at the time Notice of Termination is given, and, with respect to the Incentive Compensation, assuming the full achievement of all target performance goals in effect at the time that Notice of Termination is given, such amount to be paid within 30 days of such Date of Termination; (B) except with respect to the benefits provided pursuant to clause (d) below, the Company shall pay to the Executive the value of all benefits to which the Executive would have been entitled under Sections 3(d) and (f) had he remained in employment with the Company until the end of the Continuation Period; (C) the Company shall pay the value of all deferred compensation amounts (together with any accrued interest or earnings thereon) and all executive life insurance benefits whether or not then vested or payable; and (D) the Company shall continue medical and welfare benefits to the Executive and/or the Executive's family at least equal to those which would have been provided had the Executive remained in employment to the end of the Continuation Period (excluding benefits to which the Executive has waived his rights in writing), such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Company as in effect and applicable to any senior executive officer of the Company and his or her family during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect at any time thereafter with respect to any senior executive officer of the Company (but on a prospective basis only unless and then only to the extent, such more favorable M&W Plans are by their terms retroactive); PROVIDED, HOWEVER, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be secondary to those provided under such other plan during such applicable period of eligibility.

          (b) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent theretofore unpaid.

          (c) SEVERANCE AGREEMENT. Notwithstanding the foregoing, the benefits provided under subsections (a) and (b) of this Section 5 shall be reduced by any amounts paid pursuant to the Severance Agreement.

     6. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     7. FULL SETTLEMENT; MITIGATION. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii)(D), such amounts shall not be reduced whether or not the Executive obtains other employment. If there occurs a dispute between the Executive and the Company as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to this Agreement) this Agreement, the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute.

     8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by UCU and the Company or any of their affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     9.   SUCCESSORS.

          (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) SUCCESSORS AND ASSIGNS OF COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

          (c) ASSUMPTION. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

     10.  MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

          (b) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d) of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4(b) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) ENTIRE AGREEMENT. Except for the Severance Agreement, which shall remain in full force and effect and, in accordance with its terms, be assumed by the Company as of the Effective Date, this instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

     IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                              [Company]



                              -------------------------------------------------
                              Name:
                              Title:




                              -------------------------------------------------
                              Richard C. Green, Jr.

                                                                         ANNEX A
                                                                   TO EMPLOYMENT
                                                                       AGREEMENT



CHAIRMAN OF THE BOARD

     The Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders. The Chairman shall be responsible for (a) board and stockholder governance, (b) external relations with industry, cities and communities, (c) economic development initiatives, (d) oversight of issues relating to the Nuclear Regulatory Commission and nuclear operations, (e) corporate wide business management and (f) implementation of business plans with other team members. The Chairman shall share with the Chief Executive Officer responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chairman of the Board shall be a member of the Executive Committee and an ex officio member of all standing committees.

VICE-CHAIRMAN OF THE BOARD

     The Vice-Chairman of the Board shall be a director and shall preside at meetings of the Board and meetings of stockholders in the absence of the Chairman of the Board or upon the inability of the Chairman of the Board to act. The Vice-Chairman shall perform such duties as may from time-to-time be assigned to him by the Board.

CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer shall be a director, shall submit a report of the operations of the Company for the fiscal year to the stockholders at their annual meeting and from time-to-time shall report to the Board all matters within his knowledge which the interests of the Company may require be brought to their notice. The Chief Executive Officer shall be responsible for (a) the strategic direction, development and oversight of the Company, (b) the international growth of the Company and (c) the deployment of strategic assets of the Company (including executive management). The Chief Executive Officer shall share with the Chairman of the Board responsibility for (a) implementation of the Merger, (b) external relations with the financial community, (c) corporate governance, (d) setting the agenda for all meetings of the Board (and committees thereof) and (e) enterprise support. The Chief Executive Officer shall be a member of the Executive Committee and an ex officio member of all standing committees. The President, the Chief Operating Officer, Chief Financial Officer and the Internal Auditing Department will report directly to the Chief Executive Officer.